Exhibit 2(e)

CENTRALIA COAL MINE PURCHASE AND SALE AGREEMENT

******

PACIFICORP

and

CENTRALIA MINING COMPANY

As Sellers

AND

TECWA FUEL, INC.

As Buyer

Dated:  May 7, 1999

CENTRALIA COAL MINE PURCHASE AND SALE AGREEMENT

Table of Contents

PREAMBLE	1

ARTICLE 1
     DEFINITIONS
     Section 1.1     Certain Defined Terms
          (a)         "Affiliate"
          (b)         "Auction"
          (c)         "Benefit Plan"
          (d)         "Business Day"
          (e)         "Charter Documents"
          (f)         "Coal Mine Operating Agreement"
          (g)         "Collective Bargaining Agreement"
          (h)         "Environmental Law"
          (i)          "ERISA Affiliate"
          (j)          "Existing Soils Contamination"
          (k)         "Fuel Agreement"
          (l)          "Governmental Body"
          (m)        "Hazardous Materials"
          (n)         "Knowledge"
          (o)         "LLC"
          (p)         "Laws"
          (q)         "Licenses"
          (r)         "OSM"
          (s)         "OSM Permit"
          (t)         "Person"
          (u)         "Other Agreements"
          (v)         "Reclamation Funding Agreement"
          (w)         "Release"
          (x)         "Remediation Measures"
          (y)         "Sellers' Environmental Obligations"
          (z)         "Taxes"
          (aa)        "Washington Ruling"
     Section 1.2     Index of Other Defined Terms

1 1 1 1 1 2 2 2 2 2 2 2 3 3 3 3 3 4 4 4 4 4 4 4 4 4 5 6 6 6
ARTICLE 2 BASIC TRANSACTIONS Section 2.1 Purchased Assets	7 7

i

     Section 2.2     Excluded Assets
     Section 2.3     Assumed Liabilities
     Section 2.4     Excluded Liabilities
     Section 2.5     Purchase Price
          (a)         Mine Purchase Price
          (b)         Inventory Purchase Price
          (c)         Mine Purchase Price Allocation
          (d)         Certain Post-Closing Adjustments
     Section 2.6     License of Non-Transferred Intangible Assets
     Section 2.7     Assignment of Rights and Obligations to Buyer Subsidiaries

10 11 12 14 14 14 14 15 15 16

ARTICLE 3
     REPRESENTATIONS AND WARRANTIES OF SELLERS
     Section 3.1     Authority and Enforceability
     Section 3.2     No Breach or Conflict
     Section 3.3     Approvals
     Section 3.4     Permits
     Section 3.5     Compliance with Law
     Section 3.6     Hazardous Materials
     Section 3.7     Title to Personal Property
     Section 3.8     Contracts
     Section 3.9     Litigation
     Section 3.10    Mine Data
     Section 3.11    Brokers
     Section 3.12    Assets Used in the Operation of the Mine
     Section 3.13    Taxes
     Section 3.14    Representations and Warranties Concerning CMC
     Section 3.15    Year 2000 Readiness
     Section 3.16    Real Property
     Section 3.17    LLC Interests
     Section 3.18    Liability

18 18 18 19 19 19 19 20 21 21 21 22 22 22 22 23 23 23 23

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF BUYER
     Section 4.1     Organization and Corporate Power
     Section 4.2     Authority and Enforceability
     Section 4.3     No Breach or Conflict
     Section 4.4     Approvals
     Section 4.5     Litigation
     Section 4.6     Brokers
     Section 4.7     Exculpation
     Section 4.8     Financing
     Section 4.9     No Knowledge of Sellers' Breach

23 23 24 24 24 25 25 25 25 25

Section 4.10 Qualified for Licenses Section 4.11 Buyer Subsidiaries	25 25

ARTICLE 5
     COVENANTS OF EACH PARTY
     Section 5.1     Efforts to Close
          (a)         Reasonable Efforts
          (b)         Control Over Proceedings
     Section 5.2     Post-Closing Cooperation
     Section 5.3     Expenses
     Section 5.4     Employees
          (a)         Assumption of Collective Bargaining Agreements
          (b)         Transferred Employees
          (c)         Nonsolicitation
          (d)         Benefits in General
          (e)         Transition of Pension Benefits
          (f)         Severance
          (g)         Workers' Compensation and Disability

26 26 26 27 27 28 29 29 29 29 29 30 30 31

ARTICLE 6
     ADDITIONAL COVENANTS OF SELLERS
     Section 6.1     Access
     Section 6.2     Updating
     Section 6.3     Conduct Pending Closing
     Section 6.4     Environmental Matters
          (a)         Remediation of Existing Soils Contamination
          (b)         Performance of Work
          (c)         Buyer Covenants
     Section 6.5     Curing of Title Defects
     Section 6.6     COBRA
     Section 6.7     WARN Act
     Section 6.8     Transition Services
     Section 6.9     Benefit Plans

31 31 32 32 33 33 34 36 37 37 37 37 37

ARTICLE 7
     ADDITIONAL COVENANTS OF BUYER
     Section 7.1     Waiver of Bulk Sales Law Compliance
     Section 7.2     Resale Certificate
     Section 7.3     Conduct Pending Closing
     Section 7.4     Securities Offerings
     Section 7.5     Release

38 38 38 38 38 38

ARTICLE 8
     BUYER'S CONDITIONS TO CLOSING
     Section 8.1     Performance of Agreement
     Section 8.2     Accuracy of Representations and Warranties
     Section 8.3     Officers' Certificate
     Section 8.4     Approvals
     Section 8.5     No Restraint
     Section 8.6     Title Insurance
     Section 8.7     Casualty; Condemnation
          (a)         Casualty
          (b)         Condemnation
     Section 8.8     Opinion of Counsel
     Section 8.9     Receipt of Other Documents
     Section 8.10    Limitation on Adjustments
     Section 8.11    Plant Sale
     Section 8.12    Material Adverse Effect
     Section 8.13    Real Property
     Section 8.14    LLC Contribution

39 39 39 39 39 40 40 41 41 42 42 42 43 43 43 43 43

ARTICLE 9
     SELLERS' CONDITIONS TO CLOSING
     Section 9.1     Performance of Agreement
     Section 9.2     Accuracy of Representations and Warranties
     Section 9.3     Officers' Certificate
     Section 9.4     Approvals
     Section 9.5     No Restraint
     Section 9.6     Opinion of Counsel
     Section 9.7     Receipt of Other Documents
     Section 9.8     Limitation on Adjustments
     Section 9.9     Guarantee Agreement

43 44 44 44 44 44 45 45 45 46
ARTICLE 10 CLOSING Section 10.1 LLC Transaction Section 10.2 Closing (a) Deliveries by Sellers (c) Deliveries by Buyer Section 10.3 Escrow Section 10.4 Prorations	46 46 46 46 47 48 48
ARTICLE 11 TERMINATION Section 11.1 Termination	48 48

Section 11.2 Effect of Termination Section 11.3 Modification of Terms	49 49

ARTICLE 12
     SURVIVAL AND REMEDIES; INDEMNIFICATION
     Section 12.1    Survival
     Section 12.2    Exclusive Remedy
     Section 12.3    Indemnity by Sellers
     Section 12.4    Indemnity by Buyer
     Section 12.5    Further Qualifications Respecting Indemnification
     Section 12.6    Procedures Respecting Third Party Claims

50 50 50 50 52 53 53

ARTICLE 13
     GENERAL PROVISIONS
     Section 13.1    Notices
     Section 13.2    Attorney's Fees
     Section 13.3    Successors and Assigns
     Section 13.4    Counterparts
     Section 13.5    Captions and Paragraph Headings
     Section 13.6    Entirety of Agreement; Amendments
     Section 13.7    Construction
     Section 13.8    Waiver
     Section 13.9    Arbitration
          (a)         Agreement to Arbitrate
          (b)         Submission to Arbitration
          (c)         Selection of Arbitration Panel
          (d)         Prehearing Discovery
          (e)         Arbitration Hearing
          (f)         Award
          (g)         Provisional Remedies
          (h)         Entry of Award by Court
          (i)          Costs and Attorney's Fees
     Section 13.10   Governing Law
     Section 13.11   Severability
     Section 13.12   Consents Not Unreasonably Withheld
     Section 13.13   Time Is of the Essence
     Section 13.14   Execution
     Section 13.15   Third Party Beneficiaries
     Section 13.16   Other Form of Agreement

54 54 55 55 55 56 56 56 56 57 57 57 57 57 58 58 59 59 59 59 59 59 60 60 60 60

v

LIST OF SCHEDULES
1.1(n) 2.1(a) 2.1(b) 2.1(c) 2.1(d) 2.1(f) 2.1(g) 2.1(j) 2.1(k) 2.2(f) 2.3(a) 2.3(f) 2.4(h) 2.5 2.5(d)(i) 3.3(a) 3.3(b) 3.4 3.5 3.6 3.7

Additional Persons With Knowledge

Owned Real Property

Real Property Leases

Appurtenant Rights

Equipment

Assigned Contracts

Licenses

Prepayments

Miscellaneous Assets

Other Excluded Assets

Assumed Liabilities

Miscellaneous Assumed Liabilities

Other Excluded Liabilities

Allocation Schedule

Scheduled Capital Expenditures

Sellers' Private Party Consents

Sellers' Government Consents

Excluded Permits

Compliance with Law

Environmental Matters

Permitted Encumbrances

3.8 3.9 3.10 3.11 3.13 3.15 4.4(a) 4.4(b) 4.5 4.6 6.3 6.8 8.6(b) 9.9

Contracts

Seller Litigation

Mine Data

Seller's Brokers

Taxing Authorities

Year 2000 Readiness

Buyer's Private Party Consents

Buyer's Government Consents

Buyer's Litigation

Buyer's Brokers

Exceptions to Conduct

Transition Services

Disapproved Title Exceptions

Guaranty

CENTRALIA COAL MINE PURCHASE AND SALE AGREEMENT

     This CENTRALIA COAL MINE PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 7th day of May, 1999 by and between PACIFICORP and CENTRALIA MINING COMPANY ("Sellers"), and TECWA FUEL, INC., a Washington corporation ("Buyer"), with reference to the following facts:

     A.   PacifiCorp owns the Centralia Coal Mine, which is located in Lewis and Thurston Counties, Washington (the "Mine").

     B.   Centralia Mining Company ("CMC") is the operator of the Mine and a wholly-owned subsidiary of PacifiCorp.

     C.   Sellers desire to sell, and Buyer desires to purchase, the interests in the LLC to which Sellers will contribute the assets used in connection with the Mine, all upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

     Section 1.1    Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

                (a)  "Affiliate" of a specified Person shall mean any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person.

                (b)  "Auction" means the procedures employed by Sellers through which the Mine was offered for sale to competing bidders.

                (c)  "Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any other employee benefit arrangement, including but not limited to (i) any employment agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any

Page 1 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

incentive or bonus arrangement, (iv) any arrangement providing termination or severance benefits, or (v) any deferred compensation plan that is or was sponsored, maintained or contributed to by any Seller or any ERISA Affiliate.

                (d)  "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of Washington are not required to be open.

                (e)  "Charter Documents" means a party's Articles of Incorporation or Bylaws or similar charter documents.

                (f)  "Coal Mine Operating Agreement" means the Coal Mine Operating Agreement between PacifiCorp and CMC dated February 1, 1995.

                (g)  "Collective Bargaining Agreement" means the Coal Mining Operation Agreement between CMC and the Operating Engineers, Local No. 612-B for the term February 1, 1995 to January 31, 2000, as amended.

                (h)  "Environmental Law" shall mean all applicable Laws and Licenses for or relating to: (i) air emissions, hazardous materials, storage use and release to the environment of Hazardous Materials, generation, treatment, storage, and disposal of hazardous wastes, wastewater discharges and similar environmental matters, and (ii) the protection and enhancement of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42. U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; Surface Mining Control and Reclamation Act, Title 30 U.S.C. Ch. 25 (30 U.S.C. 1201 et.seq.).

                (i)  "ERISA Affiliate" means any other person that, together with any Seller as of the relevant measuring date, was or is required to be treated as a single employer under Section 414 of the Internal Revenue Code.

                (j)  "Existing Soils Contamination" shall mean the actual presence before the Closing of Hazardous Materials in the soil or groundwater of the real properties conveyed to the LLC or Buyer and included in the Assets, as well as the migration through soil or groundwater of Hazardous Materials actually present before the Closing in the soil or groundwater of the real property conveyed to the LLC or Buyer and included in the Assets, if (i) Sellers, as of the date hereof, has Knowledge of such presence of such Hazardous Materials, it being agreed that Sellers has Knowledge of matters disclosed in the Phase I and

Page 2 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Phase II environmental assessments referred to in Section 3.6 and of matters otherwise disclosed in Schedule 3.6, (ii) such presence of such Hazardous Materials before the Closing is demonstrated through the investigations that Buyer is entitled to make under Section 6.4, or (iii) such Hazardous Materials are proven by clear and convincing evidence on or before the fifteenth anniversary of the Closing to have been present in such soil or groundwater before the Closing. Existing Soils Contamination does not include (a) the presence of Hazardous Materials arising from the normal application of pesticides, fungicides, or other agricultural products, or (b) contamination of a type or at levels below those which would require remediation under applicable Environmental Law in effect as of the date hereof. The determination by a Governmental Body that remediation is not required or not further required shall be conclusive in regard to such issue.

                (k)  "Fuel Agreement" means the Centralia Fuel Supply Agreement dated January 1, 1991 between PacifiCorp and the other owners of the Centralia Steam Electric Generating Plant.

                (l)  "Governmental Body" means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal; but does not include Buyer, any Buyer Subsidiary, or any of respective successors in interest or any owner or operator of the Assets (if otherwise a Governmental Body).

                (m)  "Hazardous Materials" means any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed as hazardous, toxic or dangerous under Environmental Law, including without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, lead-containing paints or coatings and "hazardous debris," "hazardous substances" and "hazardous wastes" as defined by WAC 173-303-040.

                (n)  "Knowledge" of a party shall mean with respect to such party, the extent of the actual knowledge of the persons listed on Schedule 1.1(n) with respect to such party and with respect to the Assets, Sellers' knowledge about the Assets shall include the extent of the actual knowledge of the manager of the Mine, and the Knowledge of the manager of the mine shall be imputed to both Sellers.

                (o)  "LLC" shall mean "Centralia Mine, LLC," a Washington limited liability company to be formed for purposes of the LLC transaction.

Page 3 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                (p)  "Laws" shall mean all statutes, rules, regulations, ordinances, orders, common law and other legal and equitable principles, and codes of federal, state and local governmental and regulatory authorities.

                (q)  "Licenses" shall mean registrations, licenses, permits, authorizations and other consents or approvals of Governmental Bodies, including but not limited to the OSM Permit.

                (r)  "OSM" means the Office of Surface Mining, Reclamation and Enforcement.

                (s)  "OSM Permit" means the permit issued for the Mine by the OSM under the Surface Mining Control and Reclamation Act of 1977, as amended.

                (t)  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                (u)  "Other Agreements" means the Related Agreements and Transmission Arrangements as those terms are defined in the Centralia Plant Purchase and Sale Agreement of even date herewith.

                (v)  "Reclamation Funding Agreement" means the Reclamation Funding Agreement dated January 1, 1991 between PacifiCorp and the other owners of the Centralia Steam Electric Generating Plant.

                (w)  "Release" means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials (including, without limitation, the abandonment or discarding of Hazardous Materials in barrels, drums, or other containers) into or within the environment, including, without limitation, the migration of Hazardous Materials into, under, on, through, or in the air, soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies, or any other environmental medium, regardless of where such migration originates.

                (x)  "Remediation Measures" means any (i) investigation, monitoring, clean-up, containment, remediation, mitigation, removal, disposal or treatment of Existing Soils Contamination to remediation standards required by applicable Laws in effect at the date hereof, including without limitation the preparation and implementation of any work plans and the obtaining of authorizations, approvals and permits from Governmental Bodies with respect thereto, and (ii) any response to, or preparation for, any inquiry, order, hearing or other

Page 4 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

proceeding by or before any Governmental Body with respect to any Existing Soils Contamination.

                (y)  "Sellers' Environmental Obligations" means:

                     (i)     Any fine, penalty, levy or assessment imposed upon the LLC,
     Sellers or Buyer or Buyer Affiliate by any Governmental Body with respect to Sellers'
     operation of the Mine before the Closing;

                     (ii)    The offsite transport prior to the Closing of Hazardous Materials from the real property included in the Assets, or the treatment, storage or disposal of
     Hazardous Materials transported from the real property included in the Assets to another site prior to Closing;

                     (iii)   The Release of Hazardous Materials from the Mine before the
     Closing into the atmosphere or any water course or body of water not included in the
     Assets; and

                     (iv)    The obligations of Sellers for Remediation Measures in respect of
     Existing Soils Contamination as set forth in, and subject to the provisions and conditions of, Section 6.4;

provided that Sellers' Environmental Obligations do not include any obligations or liabilities to the extent that they arise from or are related to:

                     (v)     The existence of Hazardous Materials used as construction
     materials in, on or otherwise affixed to structures or improvements included in the
     Assets, including without limitation, asbestos, urea formaldehyde foam insulation and lead-based paint or coatings;

                     (vi)    Hazardous Materials introduced after the Closing into the soil or groundwater of the real properties included in the Assets as well as the migration through soil or groundwater after the Closing of such Hazardous Materials;

                     (vii)   Any increase in soils or groundwater contamination or
     exacerbation of Existing Soils Contamination, or any increase in the costs or burdens of any Remediation Measures required by any Governmental Body or any other third
     Person, as a result of the acts or omissions after the Closing of Persons other than
     Sellers and its Affiliates, including, without limitation, the imposition of any remediation standard with respect to Existing Soils Contamination that is different from the standard that is or would have been applicable to Sellers as of Closing; or

Page 5 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                     (viii)  Any increase in the costs or burdens of any Remediation
     Measures required by any Governmental Body or any other third Person as a result of changes in Laws subsequent to the date hereof; or

                     (ix)    The reclamation and mine closure obligations assumed by the
     Buyer under Section 2.3(b) of this Agreement.

                (z)  "Taxes" shall mean (i) all federal, state, county and local sales, use, property, recordation and transfer taxes, and (ii) any interest, penalties and additions to tax attributable to any of the foregoing, but shall not include income and other taxes described in Section 2.4(b).

                (aa) "Washington Ruling" shall mean a ruling letter to be issued by the Washington State Department of Revenue in response to the request to be filed by Stoel Rives, LLP no earlier than 45 days prior to the Closing seeking confirmation that no Washington State sales or use tax will be due in respect of (i) the transfer of the assets by the Sellers to the LLC; and (ii) the transfer of the membership interests in the LLC by the Sellers to the Buyer.

     Section 1.2    Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the Sections indicated below:
Defined Term	Section

Agreement
Allocation Schedule
Approvals
Appurtenant Rights
Assets
Assigned Contracts
Assumed Contracts
Assumed Liabilities
Buyer
Buyer Subsidiary
Capital Expenditures
Centralia Plant Purchase
   and Sale Agreement
Claim Notice
Closing
Closing Date
Computer Systems
CMC

Preamble 2.5(c) 8.4 2.1(c) 2.1 2.1(f) 2.3(a) 2.3 Preamble 2.7 2.5(d)(i) 1.2(t) 12.6 10.2 10.2 3.15 Recitals

Page 6 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Deductible Amount
Equipment
Eligible Employees
Escrow Agent
Excluded Assets
Excluded Liabilities
Guideline Severance
HSR Act
Indemnitee
Indemnitor
Inventory Purchase Price
LLC Transaction
Losses
Material Adverse Effect
Mine
Mine Purchase Price
Other Form of Agreement
Owned Real Property
Permitted Encumbrances
Prepayments
Real Property Leases
Retiree Benefit Plans
Related Agreements
Sellers
Service-Based Severance
Supplies
Termination Date
Third Party Claims
Title Insurer
Title Policies
Transferred Employees
Union Employees
Year 2000 Ready

12.3(b)(ii)
2.1(d)
6.9(a)
10.3
2.2
2.4
5.4(d)
3.2
12.5
12.5(a)
2.5(b)
10.1
12.3(a)
3.2
Recitals
2.5(a)
13.16
2.1(a)
3.7
2.1(j)
2.1(b)
6.9(a)
12.3
Preamble
5.4(d)
2.1(e)
11.1(d)
12.5(a)
8.6
8.6
5.4(b)
5.4(a)
3.14

ARTICLE 2
BASIC TRANSACTIONS

     Section 2.1    Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing Buyer shall, or shall cause the applicable Buyer Subsidiary to, purchase, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, or the applicable Buyer Subsidiary, all of Sellers' right, title and interest in the LLC (the "LLC

Page 7 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Interests") after the Sellers have contributed, conveyed, assigned, transferred and delivered to the LLC the following assets that (except to the extent otherwise noted) are used in and necessary for the conduct of the operations of the Mine (the "Assets"), but excluding all Excluded Assets (as defined in Section 2.2):

                (a)  All of Sellers' right, title and interest in and to the real property owned in fee (the "Owned Real Property") that is identified in Schedule 2.1(a) on which the Mine is located, together with all buildings, fixtures and improvements located thereon (including all construction work-in-progress).

                (b)  The real property leases described on Schedule 2.1(b), including all leasehold improvements (the "Real Property Leases").

                (c)  The easements, rights-of-way, water rights, licenses, franchises, and similar real property rights described on Schedule 2.1(c) (the "Appurtenant Rights").

                (d)  The fixed or mobile machinery and equipment, as well as similar items of tangible personal property, including, without limitation, vehicle refueling tanks, pumps, pipelines, fittings, trucks, tractors, trailers and other vehicles, tools, water pumps and water transport equipment and furniture (collectively "Equipment") that (i) are not by their nature consumed in the ordinary course of business such that they constitute "Supplies" (as defined below), (ii) are used, owned or leased by Sellers as of the Closing Date, and are used primarily in connection with the ownership or operation of the Mine and its related support facilities (including Assets temporarily off-site for repair or other purposes). All such items of Equipment (other than furnishings or office equipment) having a net book value of $10,000 or more as of the close of the most recent fiscal quarter ended at least one month before the date of this Agreement are identified on Schedule 2.1(d).

                (e)  The inventories of spare parts and non-coal fuels, lubricants and other fluids intended to be consumed in the ordinary course of business, maintenance, shop and office supplies, and other similar items of tangible personal property on hand at the Mine as of the Closing and intended to be consumed in the ordinary course of business ("Supplies").

                (f)  All of Sellers' right, title and interest in and to all written contracts and agreements specifically and exclusively relating to the Mine to which Sellers are a party at the Closing (the "Assigned Contracts") including, without limitation, the agreements identified on Schedule 2.1(f), which contains a list of the agreements (i) pursuant to which Sellers paid or received or expects to pay or receive in excess of $50,000 during the 365 days before the Closing, and (ii) which cannot be canceled by Sellers without penalty on written notice of 90 days or less. The Assigned Contracts shall also include, without limitation, construction contracts relating to construction work-in-progress at the Mine; equipment leases (whether operating or capital leases) and installment purchase contracts; contracts or arrangements

Page 8 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

binding on the Mine which restrict the nature of the business activities in which the Mine may engage; and leases with respect to which Sellers are lessor or sublessor. The Assigned Contracts shall not include the Fuel Agreement, the Reclamation Funding Agreement and the Coal Mine Operating Agreement which Buyer acknowledges and agrees are to terminate following the sale of the Assets.

                (g)  All of Sellers' right, title and interest in and to all of the Licenses in favor of Sellers as of Closing that relate to or are necessary for or used in connection with the operation of the Assets as heretofore operated by Sellers, all of such Licenses being included on Schedule 2.1(g), except for and to the extent that such Licenses relate to Excluded Assets; provided that such Licenses shall be included within the Assets only to the extent they relate exclusively to the Assets and are lawfully transferable to the LLC.

                (h)  All of Sellers' right, title and interest in and to all of the books, records, plans, sepias, drawings, instruction manuals and similar items, whether in written or electronic from, and which relate exclusively to the Mine and the Assets or the operation thereof, and other procedural manuals of Sellers related primarily to the operation of the Mine, subject to the rights of Sellers to make copies of and make non-exclusive use of the same and except to the extent such materials are subject to confidentiality or non-disclosure agreements in favor of third parties whose consent to transfer is not obtained.

                (i)  All of Sellers' right, title and interest, if any, in and to unexpired warranties as of the Closing that are transferable to the LLC wholly owned by Buyer that Sellers have received from third parties and that relate specifically to the Assets, including, without limitation, warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services, it being understood that nothing in this paragraph shall be construed as a representation by Sellers that any such unexpired warranty remains enforceable.

                (j)  All of Sellers' right, title and interest in and to advance payments, prepayments, prepaid expenses, deposits and the like (i) made by Sellers on their behalf in the ordinary course of business specifically with respect to the Assets before the Closing, (ii) which exist as of such Closing, and (iii) with respect to which the LLC and Buyer will receive the benefit after the Closing (collectively, "Prepayments"), which Prepayments are listed by category and approximate amount in Schedule 2.1(j) as of the close of the most recent fiscal quarter ended at least one month before the date of this Agreement.

                (k)  All of Sellers' right, title and interest in and to those miscellaneous and sundry assets identified by category on Schedule 2.1(k), if any, which assets are ancillary to the ownership and operation of the other Assets and the Mine and customarily utilized in connection therewith but not otherwise enumerated above.

Page 9 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                (l)  Any rights respecting computer and data processing hardware, software or firmware and any computer and data processing hardware, software or firmware located at the Mine and used in the operation of the Mine, not including SAP accounting software or software that is part of the computer network of any Sellers.

     Section 2.2    Excluded Assets. The Assets shall not include any of the assets, properties, rights, Licenses, or contracts of Sellers not specifically enumerated in Section 2.1 above, all such other assets, properties, rights, Licenses, and contracts collectively constituting "Excluded Assets," including, without limitation, the following specifically enumerated Excluded Assets:

                (a)  Claims, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of Sellers of any kind relating to or arising out of the period before Closing, including, but not limited to, any refund related to real estate taxes paid before the Closing, whether such refund is received as a payment or as a credit against future real estate taxes.

                (b)  Privileged or proprietary (to either Seller) materials, documents, information, media, methods, and processes owned by or licensed to either Seller and any and all rights to use same, including, without limitation, intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), computer software that is proprietary to Sellers, or the use of which under the pertinent license therefor is limited to operation by Sellers or their Affiliates or on equipment owned by Sellers or their Affiliates, all promotional or marketing materials (including all marketing computer software), and any and all trade names under which Sellers or the Mine before Closing have done business or offered programs, and all abbreviations and variations thereof.

                (c)  The rights of Sellers under any insurance policy, except to the extent such policy insures for occurrences that are included in the Assumed Liabilities (it being understood, however, that Sellers will have no obligation to take any action under any such policy to seek any recovery except at the reasonable request, and at the sole expense, of Buyer or to continue any such policies in force except to the extent expressly set forth herein).

                (d)  Any and all rights respecting computer and data processing hardware or firmware that is proprietary to Sellers and any computer and data processing hardware or firmware, whether or not located at the Mine, that is part of a computer system the central processing unit of which is not located at the Mine.

                (e)  Except for the Prepayments, Supplies and items of petty cash that may be on hand at the Mine as of the time of Closing, all assets constituting working capital, whether cash, cash equivalents, securities, rights to payment, rights to refunds and other current assets and similar rights.

Page 10 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                (f)  Miscellaneous and sundry assets, if any, identified by category on Schedule 2.2(f), which assets may have been utilized by Sellers in the ownership and operation of the Mine but which are not intended to be included in the Assets and which are not otherwise enumerated above.

                (g)  The Fuel Agreement, the Reclamation Funding Agreement and the Coal Mine Operating Agreement.

Sellers may remove at any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets from the Mine (at Sellers' expense, but without charge by Buyer for storage), provided that Sellers shall do so in a manner that does not unduly or unnecessarily disrupt Buyer's normal business activities at the Mine, and provided further that Excluded Assets may be retained at the Mine pursuant to easements, licenses or similar arrangements retained by Sellers and described above or otherwise in the Schedules to this Agreement.

     Section 2.3    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, the LLC and Buyer shall, and may also cause a pertinent Buyer Subsidiary or Buyer Subsidiaries to, jointly and severally with the LLC and Buyer, assume and pay, discharge and perform as and when due, only the following obligations and liabilities of Sellers (the "Assumed Liabilities"):

                (a)  All liabilities and obligations of Sellers which pertain to or are to be paid or performed during the period following the Closing Date (except to the extent that, but for the breach of Sellers, such liabilities and obligations would have been paid or performed before the Closing Date), and which arise under any contract, License, agreement, arrangement, understanding or undertaking included in the Assets, including the Assigned Contracts, and any other obligation or liability of Sellers or any Affiliate of the Sellers (including letters of credit and performance bonds) which is in the nature of a guaranty of the foregoing to the extent the same are enumerated in Scheduled 2.3(a) (together, the "Assumed Contracts").

                (b)  All liabilities and obligations of Sellers under any bond, License, or Law, whether existing before or on the Closing Date or taking effect after the Closing Date, relating to restoration, reclamation, or mine closure of the Mine, whether such liabilities or obligations arose before, on or after the Closing Date, whether such liabilities or obligations were known or unknown as of the Closing Date, and whether such liabilities or obligations exceed the amount of any bond posted before, on or after the Closing Date to secure their performance.

                (c)  All liabilities and obligations of Sellers under open purchase orders pertaining to any Asset that were entered into by Sellers in the ordinary course of business with

Page 11 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

respect to operation of the Mine on or before the Closing and which provide for the delivery of goods or services subsequent to the Closing Date.

                (d)  Without limiting Sellers' representations and warranties contained in Article 3 or Buyer's right under Article 12 with respect to a breach thereof, any and all liabilities and obligations to third parties respecting any changes or improvements needed to the Mine, if any, for it to be in material compliance following the Closing with respect to safety, building, fire, land use, access (including, without limitation, the Americans With Disabilities Act ("ADA")) or similar Laws respecting the physical condition of the Mine.

                (e)  Without limiting Sellers' representations and warranties contained in Article 3 or Buyer's rights under Article 12 for a breach thereof, and except for the Excluded Liabilities specifically listed in Section 2.4, any and all liabilities, claims, and expenses (including, without limitation, those arising under Environmental Laws, or otherwise) in any way arising out of or related to or associated with the ownership, possession, use or operation of the Assets or any business conducted therewith or therefrom after the Closing or any and all such liabilities, claims and expenses in any way arising from a change in Laws after the date hereof.

                (f)  Such miscellaneous and sundry liabilities, identified by category on Schedule 2.3(f), if any, which liabilities are ancillary to the ownership and operation of the Assets and the Mine but are not otherwise enumerated above.

     Section 2.4    Excluded Liabilities. The parties agree that liabilities and obligations of Sellers not described in Section 2.3 as Assumed Liabilities are not part of the Assumed Liabilities, and neither the LLC nor Buyer shall assume or become obligated with respect to any other obligation or liability of Sellers or any Affiliate of Sellers (collectively, "Excluded Liabilities"), including, without limitation, the liabilities and obligations described in this Section, all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, Sellers. In particular, neither the LLC or Buyer shall have any liability or obligation with respect to any of the following liabilities or obligations of Sellers as the same may exist at the Closing:

                (a)  Liabilities associated with or arising from the Excluded Assets and the ownership, operation and conduct of any business by Sellers or their successors in interest in connection therewith or therefrom.

                (b)  Subject to Section 5.3 respecting certain expenses incurred in connection with the transactions contemplated hereby, any of Sellers' or their Affiliates' liabilities or obligations with respect to franchise taxes and with respect to foreign, federal, state or local taxes imposed upon or measured, in whole or in part, by the income for any period of Sellers or any member of any combined or consolidated group of companies of which Sellers is, or

Page 12 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

were at any time, a part, or with respect to interest, penalties or additions to any of such taxes, and any income, franchise, tax recapture, transfer tax, sales tax or use tax that may arise upon consummation of the transactions contemplated hereby and be due from or payable by Sellers, it being understood that neither the LLC nor Buyer shall be deemed to be Sellers' transferee with respect to any such tax liability.

                (c)  Liabilities or obligations of Sellers or their Affiliates arising from the breach by Sellers before the Closing Date of any term, covenant, or provision of any of the Assumed Contracts.

                (d)  Liabilities of Sellers for Third Party Claims where the injury or damage involved occurred before the Closing, provided that Third Party Claims related to Existing Soil Contamination or to Remediation Measures shall be subject to the further provisions of Section 6.4.

                (e)  Liabilities of Sellers incurred in connection with Sellers' obtaining any consent, authorization or approval necessary for it to sell, convey, assign, transfer or deliver the Assets to the LLC or to sell, convey, assign, transfer or deliver the LLC Interests to Buyer hereunder.

                (f)  Any liability of Sellers representing indebtedness for money borrowed or the deferred portion of the purchase price for any of the Assets or any LLC Interest (and any refinancing thereof). With respect to any such indebtedness or obligation not so assumed by the LLC or Buyer that constitutes a lien or encumbrance upon any Asset or LLC Interest, Sellers agree that on or before the Closing they will either pay or discharge such indebtedness or obligation in full or otherwise cause such lien or encumbrance to be removed from the Asset or the LLC Interest, so that such Asset or LLC Interest is sold, conveyed, assigned, transferred and delivered to the LLC or Buyer, as the case may be, at the Closing free and clear of such lien or encumbrance.

                (g)  Any liabilities of Sellers or any Affiliate of Sellers to employees at the Mine for pre-Closing activities, including but not limited to liabilities for such activities arising (i) under any collective bargaining agreement, (ii) under any Benefit Plan, (iii) for wages, overtime, bonuses, employment taxes, severance pay, transition payments, vacation pay, or workers' compensation benefits, or (iv) for personal injury, death, discrimination, harassment, civil or human rights violations, wrongful discharge, grievances, or unfair labor practices~~,~~ (it being understood, however, that nothing herein is intended to affect Buyer's obligations, if any, under the National Labor Relations Act).

                (h)  Liabilities which would be Assumed Liabilities but for other express provisions of this Agreement providing for their retention by Sellers and such other liabilities

Page 13 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

and obligations, if any, which would otherwise be Assumed Liabilities but which are identified on Schedule 2.4(h).

                (i)  Any and all liabilities arising out of or related to Sellers's Environmental Obligations.

     Section 2.5    Purchase Price. The total purchase price for the LLC Interests shall be the sum of the Mine Purchase Price and the Inventories Purchase Price as each amount is defined in this Section 2.5.

                (a)  Mine Purchase Price. The "Mine Purchase Price" shall be U.S. $101,400,000, subject to such adjustments, if any, as may occur pursuant to this Section 2.5 and other provisions of this Agreement. Buyer shall, or shall cause one or more Buyer Subsidiaries to, pay to PacifiCorp the Mine Purchase Price in cash at the Closing by wire transfer of immediately available funds in U.S. dollars to an account specified in writing by PacifiCorp to Buyer not later than the second Business Day before the Closing Date.

                (b)  Inventory Purchase Price. The"Inventory Purchase Price" shall equal Sellers' original cost basis in the Supplies as reflected on Sellers' books and records as of the date of Closing. Sellers shall notify Buyer of the amount of the Inventory Purchase Price and deliver supporting work papers to Buyer within 45 days following the date of closing. Buyer shall, or shall cause one or more Buyer Subsidiaries to, pay to PacifiCorp the Inventory Purchase Price in cash (U.S.$) within 15 days of such notification by wire transfer of immediately available funds to the same account to which the Mine Purchase Price was paid.

                (c)  Mine Purchase Price Allocation. No later than ten Business Days before the Closing, Buyer and the Sellers shall use their reasonable good faith efforts to reach agreement upon the manner in which the Mine Purchase Price is to be allocated among the Assets. Upon any such agreement being reached, the agreed allocation shall be set forth in a schedule (the "Allocation Schedule") to be attached to this Agreement as Schedule 2.5. Sellers and Buyer shall allocate the Mine Purchase Price in accordance with the Allocation Schedule and shall be bound by such allocations for all purposes, shall account for and report the purchases and sales contemplated hereby for all purposes (including, without limitation, financial, accounting, and federal and state tax purposes) in accordance with such allocations, and shall not take any position (whether in financial statements, tax returns, or tax audits, or otherwise), which is inconsistent with such allocations without the prior written consent of the other party, except to the extent, if any, required by applicable Law or generally accepted accounting principles. In the event that Buyer and Sellers do not agree on an allocation of the Mine Purchase Price pursuant to this Section, then the Mine Purchase Price shall be allocated among the Assets in proportion to Sellers' net book value therefor.

Page 14 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                (d)  Certain Post-Closing Adjustments. The Mine Purchase Price shall be subject to the following post-Closing adjustments, but only if such adjustments, in the aggregate, will result in a change in the Purchase Price of $250,000 or more:

                     (i)     The Mine Purchase Price shall be increased by the amount
     expended by Sellers between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment included in the Assets and other expenditures or repairs on property, plant and equipment included in the Assets that would be capitalized by Sellers in accordance with its normal capitalization policies
     (together "Capital Expenditures"), which Capital Expenditures either appear on
     Schedule 2.5(d)(i) or, subject to the provisions of Section 6.3(f), are otherwise deemed reasonably necessary by Sellers for the continued operation or maintenance of the Mine and the Assets or for compliance with Law, provided that such Capital Expenditures shall not include Remediation Measures in respect of Existing Soils Contamination or spare parts, materials and supplies which constitute supplies.

                     (ii)    In order to implement the foregoing, Sellers shall cause to be prepared and shall provide Buyer, as soon as possible after the Closing Date and in no event later than 60 days thereafter, with a schedule setting forth Sellers' Capital
     Expenditures between the date hereof and the Closing Date in reasonable detail so as to permit Buyer to be able to determine the extent to which such Capital Expenditures are or are not listed on Scheduled 2.5(d)(i).

Any adjustments to the Mine Purchase Price shall be consistent with the Allocation Schedule (if such schedule has been previously agreed to).

     Section 2.6    License of Non-Transferred Intangible Assets. Although trade names of Sellers are Excluded Assets, such names appear on certain of the Assets, such as certain fixtures and Equipment, and on supplies, materials, stationery and similar consumable items which will be on hand at the Mine at the Closing. Notwithstanding that such names are Excluded Assets, the LLC, Buyer and the Buyer Subsidiaries shall be entitled to use such consumable items for a period of three months following the Closing and shall have up to six months following the Closing to remove such names from fixed Assets, provided that none of such parties shall send correspondence or other materials to third parties on any stationery that contains a trade name or trademark of Sellers or any Affiliates of Sellers. Sellers hereby grant to the LLC and Buyer the irrevocable, fully paid-up, royalty-free, nontransferable, non-exclusive right and license to use, solely in connection with the operation of the Mine, such proprietary computer software of Sellers located at the Mine that is presently used at the Mine's location exclusively in connection with the operation of such Mine and that is an Excluded Asset under Section 2.2(d) or (f), except for such computer software that is designed to be part of a networked computer system providing data processing capabilities or services beyond the Mine in question and provided that in no event shall the LLC or Buyer or any

Page 15 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

successor have access under such license to Sellers' own computer networks. The licenses contained in this Section 2.6 may, at the Sellers' option, be made the subject of a separate agreement between the parties, in which case the parties shall negotiate the terms thereof in good faith.

     Section 2.7    Assignment of Rights and Obligations to Buyer Subsidiaries. For purposes of this Agreement, the term "Buyer Subsidiary" shall refer to any direct or indirect subsidiary of Buyer and any constituent partner or participant in Buyer (if Buyer is a partnership, joint venture, consortium or other association or organization) to which any of Buyer's rights and obligations hereunder are assigned in compliance with the requirements of this Section. Notwithstanding any contrary provisions contained herein, the parties hereto agree that, before and after the Closing, Buyer, in its sole discretion, may assign any or all of its rights and obligations arising under this Agreement or any other agreement contemplated hereby to one or more Buyer Subsidiaries, provided that no such assignment shall relieve Buyer of any obligation or liability to Sellers hereunder or under any other agreement contemplated hereby, and provided further that the following shall apply:

                (a)  Buyer will provide Sellers with prompt written notice of any such assignment.

                (b)  No such assignment shall be effected if the making of the assignment will result in Sellers' or Buyer's inability to obtain any consent or authorization reasonably required to consummate the transactions contemplated hereby or to avoid economic detriment to Sellers arising from the consummation of such transactions.

                (c)  Each such Buyer Subsidiary that is an assignee of Buyer shall irrevocably appoint Buyer as an authorized representative and agent authorized to act for, to bind and to receive notices and payments on behalf of the Buyer Subsidiaries in all matters arising from or related to this Agreement and the transactions contemplated hereby.

                (d)  Irrespective of any such assignment or the identity of the party or parties executing any other agreement contemplated hereby:

                     (i)     Buyer shall remain jointly and severally liable with each
     Buyer Subsidiary to Sellers and to third parties with respect to any Assumed
     Liabilities transferred to or undertaken by a Buyer Subsidiary, and shall remain jointly and severally liable with each Buyer Subsidiary to Sellers with respect to any other covenant, obligation or liability to Sellers hereunder or under any other agreement contemplated hereby that is transferred to, or undertaken by, a
     Buyer Subsidiary, including without limitation, the payment of all sums due to
     Sellers hereunder or under any other agreement contemplated hereby, it being understood that all such covenants, obligations and liabilities shall constitute the

Page 16 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     direct and primary obligation of Buyer to Sellers (and to third parties in the case of the Assumed Liabilities); and

                     (ii)    Without limiting the generality of the foregoing, if and to the extent that the application of any principle of Law would construe the retention by Buyer of the direct and primary obligation to perform any and all obligations, liabilities or covenants assigned to or assumed or undertaken by a
     Buyer Subsidiary to be a guaranty by Buyer of the Buyer Subsidiary's performance, then Buyer hereby irrevocably, absolutely and unconditionally guarantees to Sellers the full, prompt and faithful performance by such Buyer
     Subsidiary of all covenants and obligations to be performed by such Buyer
     Subsidiary under this Agreement or under any other agreement contemplated hereby assigned to such Buyer Subsidiary.

                (e)  Buyer further hereby agrees that a separate action or actions may be brought and prosecuted against Buyer for any such covenant, obligation or liability assigned to a Buyer Subsidiary, whether action is brought against the pertinent Buyer Subsidiary or whether such Buyer Subsidiary is joined in any such action or actions (Buyer hereby waiving any right to require Sellers to proceed against a Buyer Subsidiary).

                (f)  Buyer hereby authorizes Sellers, without notice and without affecting Buyer's liability hereunder, from time to time to (i) renew, compromise, extend, accelerate, or otherwise change the terms of any obligations of a Buyer Subsidiary hereunder or under any other agreement contemplated hereby with the agreement of such Buyer Subsidiary, (ii) take and hold security for the obligations of any such Buyer Subsidiary and exchange, enforce, waive and release any such security, and (iii) apply such security and direct the order or manner of sale thereof as Sellers in its discretion may determine.

                (g)  Buyer hereby further waives:

                     (i)     Any defense that may arise by reason of the incapacity or
     lack of authority of any Buyer Subsidiary;

                     (ii)    Any defense based upon any Law or legal or equitable
     principle which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal;

                     (iii)   Any duty on the part of Sellers to disclose to Buyer any
     facts that Sellers may now or hereafter know about a Buyer Subsidiary; and

                     (iv)    Any right to subrogation, reimbursement, exoneration or
     contribution or any other rights that would result in Buyer being deemed a

Page 17 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     creditor of a Buyer Subsidiary under the federal Bankruptcy Code or any other law, in each case arising from the existence or performance by Buyer of any obligation of a Buyer Subsidiary hereunder or under any other agreement contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby represent and warrant to Buyer, as of the date hereof, as follows, except as set forth in Schedules numbered in relation to the Sections set forth below:

     Section 3.1    Authority and Enforceability. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Sellers' board of directors; no other corporate act or proceeding on the part of Sellers is necessary to authorize this Agreement or any other agreement contemplated hereby or the transactions contemplated thereby. This Agreement has been, and each of the other agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by Sellers, and this Agreement constitutes, and when executed and delivered, will constitute, a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in affect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     Section 3.2    No Breach or Conflict. Subject to the provisions of Sections 3.3(a) and 3.3(b) below regarding private party and governmental consents, and except for compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any regulatory or licensing Laws applicable to the businesses and assets represented by the Assets, the execution, delivery and performance by Sellers of this Agreement and any other agreements contemplated hereby do not: (a) conflict with or result in a breach of any of the provisions of the Sellers' Charter Documents; (b) contravene any Law presently in effect or cause the suspension or revocation of any License presently in effect, which affects or binds Sellers or any of their properties, except where such contravention, suspension or revocation will not have a Material Adverse Effect (as defined below) on the LLC Interests or the Assets and will not affect the validity or enforceability of this Agreement or any other agreement contemplated hereby or the validity of the transactions contemplated hereby and thereby; or (c) conflict with or result in a breach of or a default (with or without notice or lapse of time or both) under any material agreement or instrument to which Sellers are a party or by which it or any of its properties may be affected or bound, the effect of which conflict, breach, or default, either individually or in the aggregate, would be a Material Adverse Effect on the LLC Interests or the Assets. As used herein, a "Material Adverse

Page 18 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Effect": (w) when used with respect to the LLC Interests, means a material adverse effect on the value or transferability of the LLC Interests, (x) when used with respect to the Assets, means a material adverse effect on the Assets and on the operation thereof, taken as a whole; (y) when used with respect to any portion of the Assets, means a material adverse effect on such portion of the Assets and on the operation thereof, taken as a whole; and (z) when used with respect to an entity, such as a Sellers or Buyer, means a material adverse effect on the business, condition (financial or otherwise) and results of operations of such entity taken as a whole (including any subsidiaries of such entity) or on the ability of such entity to consummate the transactions contemplated hereby.

     Section 3.3    Approvals.

                (a)  Except as set forth in Schedule 3.3(a), the execution, delivery and performance by Sellers of this Agreement and any other agreements contemplated hereby do not require the authorization, consent or approval of any non-governmental third party of such a nature that the failure to obtain the same would have a Material Adverse Effect on the LLC Interests or the Assets substantially as they have heretofore operated.

                (b)  Except as set forth in Schedule 3.3(b), the execution, delivery and performance by Sellers of this Agreement and any other agreements contemplated hereby do not require the authorization, consent, approval, certification, license or order of, or any filing, with, any court or Governmental Body of such a nature that the failure to obtain the same would have a Material Adverse Effect on the LLC Interests or the Assets.

     Section 3.4    Permits. Except as set forth in Schedule 3.4, at the date hereof Sellers possesses all Licenses necessary for its operation of the Mine at the locations and in the manner presently operated, other than those the absence of which would not have a Material Adverse Effect on the LLC Interests or the Assets. A true and correct copy of each such License has previously been delivered to or made available for inspection by Buyer.

     Section 3.5    Compliance with Law. Except as set forth in Schedule 3.5, and except for the matters that are the subject of Sections 3.4 and 3.6 and the Schedules, if any, related thereto, to Sellers' Knowledge, Sellers are in compliance in all material respects with all pertinent Laws and Licenses related to the ownership and operation of the LLC Interests or the Assets, other than violations that would not, individually or in the aggregate, have a Material Adverse Effect on the ownership, use or operation of the LLC Interests or the Assets or on the ability of Sellers to execute and deliver this Agreement or any other agreements contemplated hereby and consummate the transactions contemplated hereby and thereby.

     Section 3.6    Hazardous Materials. To Sellers' Knowledge, except as disclosed by the "Phase I" and Phase II" environmental site assessments for the Centralia Coal Mine prepared by Sellers' outside environmental consultants and made available for inspection by Buyer, by

Page 19 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

the additional investigations by Buyer, if any, pursuant to Section 6.4, or as otherwise disclosed on Schedule 3.6:

                (a)  There has not been a Release of Hazardous Material on or otherwise affecting the Assets (other than Releases involving de minimis quantities of Hazardous Materials) that: (i) constitutes an unremedied material violation of any Environmental Law by Sellers or by any third party if the effect of such violation by such third party imposes a current remediation obligation on the part of Sellers; (ii) currently imposes any material release-reporting obligations on Sellers under any Environmental Law that have not been or are not being complied with; or (iii) currently imposes any material clean-up or remediation obligations of Sellers under any Environmental Law.

                (b)  Sellers, during at least the last three years, have complied, and currently is in compliance, in all material respects, with all Environmental Laws that govern the Mine;

                (c)  Sellers have all material Licenses required under the Environmental Laws for its operation of the Mine, is in compliance in all material respects with all such Licenses and during the three-year period preceding the date of this Agreement has not received any notice that: (i)  any such existing Licensing will be revoked; or (ii) any pending application for any new such License or renewal of any existing Licensing will be denied;

                (d)  Sellers have not received any currently outstanding written notice of any material proceedings, action, or other claim or liability arising under any Environmental Laws (including, without limitation, notice of potentially responsible party status under the Comprehensive Environmental Response, Compensation, and Liability Act , 42 U.S.C. Sections 9601 et seq. or any state counterpart) from any Person or Governmental Body regarding the Mine; and

                (e)  No portion of the Assets contains or has ever contained an underground storage tank, surface impoundment or similar device used for the management of wastewater, or other waste management unit dedicated to the disposal, treatment, or long-term (greater than 90 days) storage of Hazardous Materials.

     Section 3.7    Title to Personal Property. Sellers have good and defensible title, or valid and effective leasehold rights in the case of leased property, to the LLC Interests and all tangible personal property included in the Assets to be sold, conveyed, assigned, transferred and delivered to the LLC, Buyer or a Buyer Subsidiary, as the case may be, by Sellers, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever, except for those created or allowed to be suffered by Buyer or such Buyer Subsidiary and except for the following (individually and collectively, the "Permitted Encumbrances"): (i) the lien of current taxes not delinquent, (ii) liens listed on Schedule 3.7, (iii) the Assumed Liabilities, (iv) such consents, authorizations approvals and Licenses referred

Page 20 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

to in Sections 3.3(a), 3.3(b) and 3.4, and (v) liens, charges, claims, pledges, security, interests, equities and encumbrances which will be discharged or released either before, or substantially simultaneously with, the Closing and other liens and possible minor matters that in the aggregate are not substantial in amount and do no materially detract from or interfere with the present or intended use of such property.

     Section 3.8    Contracts. Except for such matters which individually and in the aggregate do not have a Material Adverse Effect on the Assets or the LLC Interests, or except as otherwise disclosed on Schedule 3.8, to Sellers' Knowledge (a) there is no liability to any third party by reason of the default by Sellers under any Assumed Contract, (b) Sellers have not received notice that any Person intends to cancel or terminate any Assumed Contract, and (c) all of the Assumed Contracts are in full force and effect; provided that notwithstanding the foregoing representations and warranties, Sellers make no separate representation or warranty under this Section 3.8 respecting compliance with the provisions of Laws generally, Hazardous Materials, title to or condition of property, Licenses, environmental conditions or Environmental Laws, it being the intent of the parties that warranties respecting such matters shall be made exclusively under the provisions of Sections 3.4, 3.5, and 3.6. Sellers have previously made available for inspection by Buyer true and complete copies of all written Assumed Contracts except where the failure to so deliver a copy thereof will not have a Material Adverse Effect on Buyer.

     Section 3.9    Litigation. Except for (a) ordinary routine claims and litigation incidental to the businesses represented by the Mine (including, without limitation, actions for negligence, workers' compensation claims and the like), (b) Governmental Body inspections and reviews customarily made of businesses such as those operated from the Mine, (c) proceedings before regulatory authorities, and (d) as set forth on Schedule 3.9, there are no actions, suits, claims or proceedings pending, or to Sellers' Knowledge, threatened against or affecting the LLC Interests, the Assets or CMC or relating to the operations of the Mine, at law or in equity, or before or by any Governmental Body. Except as disclosed on Schedule 3.9, there is no condemnation proceeding pending or, to Sellers' Knowledge, threatened against any of the LLC Interests or the Assets.

     Section 3.10   Mine Data. Since January 1, 1991, Sellers have operated the Mine only in the usual and ordinary course, except as identified in Schedule 3.10, and there has not been:

                (a)  Any material casualty, physical damage, destruction or physical loss respecting, or, to Sellers' Knowledge, material adverse change in the physical condition of, the Mine, subject to the ordinary wear and tear and to routine maintenance;

                (b)  Any sale or other disposition other than in the ordinary course of business of any fixed Asset that has a net book value in excess of $100,000;

Page 21 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                (c)  Any material pledge or imposition of lien on any of such Assets, except for such as will be removed as of the Closing or except for Permitted Encumbrances; or

                (d)  Any material amendment (other than general amendments which the insurance carrier makes for a category of policy) or termination or failure to renew any material insurance covering the Assets.

     Section 3.11   Brokers. Except as shown on Schedule 3.11, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements or arrangements or commitments written or oral, made by or on behalf of Sellers. Sellers shall be solely responsible for the payment of any such fee or commission to any Person listed on Schedule 3.11.

     Section 3.12   Assets Used in the Operation of the Mine. There are no material assets or properties that are used in and necessary for the conduct of the operations of the Mine that are owned by Sellers and that individually or in the aggregate are necessary for the operation of the Mine as currently operated by Sellers that are not included in the Assets.

     Section 3.13   Taxes. Sellers have filed all returns required to be filed by them with respect to Taxes, and Sellers have paid all Taxes that have become due, except where such Tax is being contested in good faith by appropriate proceedings. Sellers have complied with all applicable laws, rules and regulations relating to withholding of Taxes and have, withing the time and manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld. All tax returns filed by Sellers are true, correct and complete. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(h) of the Internal Revenue Code of 1954, and none of the Assets is "tax-exempt use" property within the meaning of Section 103(a) of the Internal Revenue Code. Sellers are not "foreign persons" as defined in Internal Revenue Code Section 1445 (f)(3). Schedule 3.13 sets forth the taxing authorities to which notification of any of the transactions contemplated by this Agreement must be made or which require the Buyer to withhold any portion of the Mine Purchase Price. Sellers do not have any liability pursuant to Section 6901 of the Internal Revenue Code or otherwise under applicable state or federal law by virtue of the acquisition by it of any of the Assets (or interest or interests therein), and Buyer will not be subject to such liability as a result of any of the transactions contemplated by this Agreement.

     Section 3.14   Representations and Warranties Concerning CMC. CMC is a corporation duly incorporated and validly existing under the Laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Washington and has full corporate power to carry on its business as presently conducted.

Page 22 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     Section 3.15   Year 2000 Readiness. Except as delineated in Schedule 3.15, all of the hardware, software and firmware products (including embedded microcontrollers in non-computer equipment) which are included in the Assets (the "Computer Systems") are (and will remain) Year 2000 Ready and will reliably operate the Assets into the Year 2000. None of the Computer Systems delineated on Schedule 3.15 are necessary for the reliable operation of the Assets into the Year 2000 or if they are necessary, they will be made (and will remain) Year 2000 Ready prior to January 1, 2000. For purposes hereof, "Year 2000 Ready" shall mean a Computer System or component thereof has been determined to be suitable for continued use into the year 2000, but is not necessarily Year 2000 Compliant, which implies fully correct date manipulations. Sellers have developed and will maintain and implement a plan to achieve Year 2000 Readiness using standard industry practices and shall consult and cooperate with Buyer regarding such implementation during the period using standard industry practices.

     Section 3.16   Real Property. The Owned Real Property, Real Property Leases, and Appurtenant rights constitute all the real property that is necessary for the ownership and operation of the Mine pursuant to good industry practices and as of the Closing Date, Sellers will have good, valid and marketable title to all such real property free and clear of all liens, mortgages, deed, restrictions, charges, claims, pledges, security interests, equities and encumbrances that could materially affect the value of such real property or the use of such real property in connection with the ownership and operation of the Mine.

     Section 3.17   LLC Interests. The LLC Interests that Sellers will transfer to Buyer at the Closing constitute Sellers' entire interest in the LLC and the Assets.

     Section 3.18   Liability. Prior to the Closing, the LLC has no direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, liability for Taxes, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured, due or to become due or otherwise.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers, as of the date hereof, as follows, except as set forth in Schedules numbered in relation to the Sections set forth below:

     Section 4.1    Organization and Corporate Power. Buyer is a corporation duly incorporated and validly existing under the Laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of [Washington] and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated

Page 23 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

hereby.

     Section 4.2    Authority and Enforceability. The execution, delivery and performance of this Agreement and any other agreements contemplated hereby and the consummation of the transaction contemplated hereby and thereby have been duly authorized by the board of directors of Buyer; no other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement, any other agreement contemplated hereby, or the transactions contemplated hereby and thereby. This Agreement has been, and each of the other agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by Buyer, and this Agreement constitutes, and each such other agreement when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     Section 4.3    No Breach or Conflict. Subject to the provisions of Sections 4.4(a) and 4.4(b) below regarding private party and governmental consents, and except for compliance with the requirements of the HSR Act and any regulatory or licensing Laws applicable to the businesses and assets represented by the Assets, the execution, delivery and performance by Buyer and the Buyer Subsidiaries of this Agreement and any other agreement contemplated hereby do not: (a) conflict with or result in a breach of any of the provisions of the Charter Documents of Buyer or any Buyer Subsidiary; (b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Buyer or any Buyer Subsidiary or any of their material properties; or (c) conflict with or result in a breach of or default under any material agreement or instrument to which Buyer or any Buyer Subsidiary is a party or by which it or they or any of their properties may be affected or bound.

     Section 4.4    Approvals.

                (a)  Except as set forth on Schedule 4.4(a), the execution, delivery and performance by Buyer and any Buyer Subsidiary of this Agreement and any other agreement contemplated hereby do not require the authorization, consent or approval of any non-governmental third party.

                (b)  Except as set forth on Schedule 4.4(b), the execution, delivery and performance by Buyer and any Buyer Subsidiary of this Agreement and any other agreement contemplated hereby do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Body, necessary to consummate the transactions contemplated hereby and to permit Buyer to acquire the LLC Interests and the LLC to acquire the Mine and to produce coal therefrom for sale.

Page 24 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     Section 4.5    Litigation. Except as set forth on Schedule 4.5, there are no actions, suits, claims or proceedings pending, or to Buyer's Knowledge, threatened against Buyer or any Buyer Subsidiary likely to impair the consummation of the transactions contemplated thereby or otherwise material to such transactions or to Buyer or any Buyer Subsidiary, and Buyer is not aware of facts likely to give rise to such litigation.

     Section 4.6    Brokers. Except as set forth on Schedule 4.6, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer. Buyer shall be solely responsible for the payment of any such fee or commission to any Person listed on Schedule 4.6.

     Section 4.7    Exculpation. BUYER AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD ON AN "AS IS" BASIS AND IN "WITH ALL FAULTS" CONDITION, AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS MAKE NO WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE FITNESS, MERCHANTABILITY, OR SUITABILITY OF THE ASSETS FOR ANY PARTICULAR PURPOSE OR THE OPERATION OF THE MINE BY BUYER.

     Section 4.8    Financing. Buyer has liquid capital or committed sources therefor sufficient to permit it and the pertinent Buyer Subsidiaries, if any, and the LLC to perform timely its or their obligations hereunder and under any other agreements contemplated hereby.

     Section 4.9    No Knowledge of Sellers' Breach. Buyer has no Knowledge of any breach of any representation or warranty by Sellers or of any other condition or circumstance that would excuse Buyers from their timely performance of its obligation hereunder. Buyer shall notify Sellers as promptly as practicable if any such information comes to its attention before Closing.

     Section 4.10   Qualified for Licenses. To Buyer's Knowledge, Buyer and any pertinent Buyer Subsidiary and the LLC are, or by Closing will be, qualified to obtain any Licenses necessary for the operation by Buyer, or such Buyer Subsidiary or the LLC of the Assets as of the Closing in substantially the same manner as the Assets are presently operated by Sellers.

     Section 4.11   Buyer Subsidiaries.

                (a)  As of the Closing, each Buyer Subsidiary will be an entity duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Buyer Subsidiary will at the Closing have all requisite power and authority to carry on its

Page 25 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

business as then conducted and to own or lease and operate its properties and assets then owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

                (b)  The governing body of each Buyer Subsidiary and, if required, its shareholders or other owners, will have, by the date of the Closing, duly and effectively authorized (i) the purchase of the LLC Interests to be purchased by such Buyer Subsidiary, and (ii) the execution, delivery and performance of this Agreement and any other agreements contemplated hereby and thereby to which such Buyer Subsidiary is a party. No other organizational act or proceeding on the part of any Buyer Subsidiary, its governing body or its shareholders or other owners will be necessary to authorize this Agreement or any other agreement contemplated hereby or the transactions contemplated hereby and thereby.

                (c)  This Agreement and all other agreements contemplated hereby and thereby to which any Buyer Subsidiary is a party will, as of the Closing, have been duly executed and delivered by each such Buyer Subsidiary, and each such agreement, when executed and delivered will constitute, a valid and binding obligation of such Buyer Subsidiary, enforceable against such Buyer Subsidiary in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

ARTICLE 5
COVENANTS OF EACH PARTY

     Section 5.1    Efforts to Close.

                (a)  Reasonable Efforts. Subject to the terms and conditions herein provided including, without limitation, Articles 8 and 9 hereof, each of the parties hereto agrees to take all reasonable actions and to do all reasonable things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such action shall include, without limitation, exerting their reasonable efforts to obtain the consents, authorizations and approvals of all private parties and Governmental Bodies whose consent is reasonably necessary to effectuate the transactions contemplated hereby, and effecting all other necessary registrations and filings, including, without limitation, filings under Laws relating to the transfer, reissuance or otherwise obtaining of necessary Licenses, under the HSR Act and all other necessary filings with any Governmental Bodies. Sellers shall cooperate with Buyer's efforts to obtain the requisite Licenses and regulatory consents, provided Sellers shall not be obligate to incur any liabilities or assume any obligations in connection therewith. Other than Buyer's and Sellers' obligations under Section 5.3, no party

Page 26 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

shall have any liability to the other parties if, after using its reasonable commercial efforts, it is unable to obtain any consents, authorizations or approvals necessary for such party to consummate the transactions contemplated hereby. As used herein, the terms "reasonable efforts" or "reasonable actions" do not include the provision of any consideration to any third party, the commencement of litigation or the suffering of any economic detriment to a party's ongoing operations for the procurement of any such consent, authorization or approval except for the costs of gathering and supplying data or other information or making any filings, the fees and expenses of counsel and consultants and the customary fees and charges of Governmental Bodies. Sellers shall fully cooperate with Buyer regarding the making of offers of employment to employees of the Sellers whose principal work location is at the mine and Buyer's hiring of such employees. Furthermore, Sellers and Buyer shall execute and deliver such other agreements, documents and instruments as are required to be delivered by such party at or prior to closing to effectuate the transactions contemplated by this Agreement.

                (b)  Control Over Proceedings. All analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party before any Governmental Body in connection with the approval of the transactions contemplated hereby shall be subject to the joint approval or disapproval and the joint control of Buyer and the Sellers, acting with the advice of their respective counsel, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analysis, appearance, presentation, memorandum, brief, argument, opinion and proposal; provided that in the event of a disagreement concerning any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal, the determinations of the Sellers shall be controlling; and provided, further, that nothing will prevent a party from responding to a subpoena or other legal process as required by law or submitting factual information in response to a request therefor. Each Party will promptly provide the other with copies of all written communications from Governmental Bodies relating to the approval or disapproval of the transactions contemplated by this Agreement. The Sellers will promptly report to Buyer with respect to matters and events involving Governmental Bodies that could have a Material Adverse Effect on the Assets or the LLC Interests and shall timely provide Buyer with copies of relevant documents and notices. Sellers shall consult and cooperate with Buyer in good faith in regard to such matters and events and incorporate Buyer's suggestions where they deem reasonably and appropriate. Provided, however, nothing herein shall limit Buyer's ability to intervene or otherwise participate in regulatory proceedings related to the Assets or the LLC Interests.

     Section 5.2    Post-Closing Cooperation. After the Closing, upon prior reasonable written request, each party shall cooperate with the other in furnishing records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving any of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of Sellers which were in effect

Page 27 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

or occurred on or before Closing and which relate to the LLC Interests or the Assets, including, without limitation, arranging discussions with (and the calling as witness of) officers, directors, employees, agents, and representatives of the LLC, Buyer and Buyer Subsidiaries. The requesting party shall in each instance be responsible for payment of any costs and expenses incurred by any other party in affording such cooperation, including any out-of-pocket expenses incurred by such party to third parties; provided, however, that in no event shall the costs and expenses for which any such requesting party shall be liable include any wages or other benefits paid or provided by any such cooperating party to its officers, directors or employees.

     Section 5.3    Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing:

                (a)  Costs associated with preliminary title reports and title insurance policies shall be borne by Sellers up to the costs that would have been incurred had the title policies been standard coverage policies of title insurance, and the remaining costs, if any, including costs for extended coverage and any endorsements shall be borne by Buyer (except that any survey costs shall be borne by Sellers);

                (b)  All costs of the "Phase I" and "Phase II" environmental site assessments provided by Sellers to Buyer shall be borne by Sellers, and except as specifically set forth herein, any additional environmental investigations shall be borne by Buyer;

                (c)  Documentary transfer taxes will be borne by Sellers, and recording costs and charges respecting real property will be borne by Buyer;

                (d)  All fees and charges of Governmental Bodies shall be borne by the party incurring the fee or charge, except that all fees and charges of Governmental Bodies in connection with the transfer, issuance or authorization of any License shall be borne by Buyer; and

                (e)  All liabilities or obligations for Taxes in the nature of sales or use taxes or real estate excise taxes incurred as a result of the contribution of the Assets to the LLC or the sale of the LLC Interests hereunder to Buyer shall be borne by Buyer.

                (f)  Each party will bear its own expenses in preparing regulatory filings (including without limitation its own HSR Act filings) and seeking required consents and approvals.

All such charges and expenses shall be promptly settled between the parties at the Closing or

Page 28 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

     Section 5.4    Employees.

                (a)  Assumption of Collective Bargaining Agreements. CMC shall assign and the LLC and Buyer shall assume the obligations of the employer to the employees at the Mine under the Collective Bargaining Agreement with the Operating Engineers, Local 612-B ("Union Employees").

                (b)  Transferred Employees. Buyer shall, no later than three months following the date of this Agreement, notify Sellers of the names of employees not covered by the Collective Bargaining Agreement whose principal work location is at the Mine to whom Buyer will make offers of employment. Except as provided in this Agreement, such offers shall be on such terms as Buyer shall decide. Sellers shall cooperate with Buyer regarding the making of such offers of employment and shall use reasonable efforts, within the meaning of Section 5.1(a), to facilitate the orderly hiring by Buyer of such employees. Employees of Sellers with a principal work location at the Mine who accept Buyer's offer and who are not Union Employees ("Transferred Employees") shall commence employment with Buyer on the Closing Date.

                (c)  Nonsolication. Except to the extent that refraining from doing so would be inconsistent with the provisions of Collective Bargaining Agreement, without the prior consent of Buyer, Sellers shall refrain and use their best efforts to cause any Affiliate to refrain, from offering or otherwise making available any employment or transfer from the date of this Agreement through the date that is 12 months following the Closing Date to any employee whose principal work location is at the Mine as of the date of this Agreement.

                (d)  Benefits in General. Buyer shall provide the Transferred Employees with Benefit Plans that are comparable, in the aggregate, to the Benefit Plans of Sellers covering them just prior to the Closing Date but are no less favorable than those provided by the Buyer to its similarly situated employees. Such Benefit Plans provided by Buyer shall include, but not be limited to, a defined benefit pension plan and a group health plan that provides medical, dental, and vision coverage. The Transferred Employees and their dependents shall be eligible for immediate participation on the Closing Date in such group health plan of Buyer, with no preexisting condition limitations. Amounts incurred prior to the Closing Date by the Transferred Employees and their dependents toward deductibles and out-of-pocket limits shall be counted by Buyer toward parallel limits under its Benefit Plans. Buyer shall give credit to the Transferred Employees for service with Sellers for purposes of eligibility to participate and vesting under Buyer's defined benefit pension plan and any other retirement plans of Buyer and for purposes of benefit accruals under Buyer's paid time off and

Page 29 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

other service-based welfare benefit plans. Buyer shall provide post-retirement welfare benefits to Transferred Employees and employees subject to the Collective Bargaining Agreement that are comparable to those provided to such employees under Sellers' Benefit Plans.

                (e)  Transition of Pension Benefits. Sellers shall cause the PacifiCorp Retirement Plan to make available to each Transferred Employee and to each Union Employee a lump sum distribution equal to the actuarial equivalent present value of the employee's accrued benefit under the terms of such plan as of the Closing Date. Buyer shall cause its defined benefit pension plan to accept, for a period of 90 days beginning on the Closing Date, a direct rollover of the entire lump sum distribution elected by a Transferred Employee or Union Employee and to provide to each employee making such an election a life annuity benefit that is no less than the life annuity benefit accrued under the PacifiCorp Retirement Plan as of the Closing Date, including any increases in compensation from the Closing Date to the date of the employee's termination of all employment with the controlled group of corporations of which the Buyer is a member. The Purchase Price provided for in Section 2.6 of the Centralia Plant Purchase Agreement has been reduced by U.S. $1,000,000 in the aggregate for this Agreement and the Centralia Plant Purchase and Sale Agreement of even date herewith, on account of the obligation described in the preceding sentence. If counsel to Buyer and counsel to Sellers agree there is a material risk that the provisions of this paragraph (e) will prevent Buyer's defined benefit pension plan from qualifying under Section 401(a) of the Internal Revenue Code, the parties shall agree upon an alternative which achieves, in the opinion of an actuarial firm, substantially the same economic result for each party as well as affected employees. Such actuarial firm shall be selected jointly by Buyer and Sellers or, if they cannot agree on such selection, by the actuarial firms selected by each of them.

                (f)  Severance. In the event a Transferred Employee is involuntarily terminated from employment with Buyer within two years after the Closing Date, Buyer shall pay such Transferred Employee a severance benefit equal to an amount based on the employee's compensation level (the "Guideline Severance") plus an additional amount based on the employee's length of service (the "Service-Based Severance). The Guideline Severance shall be determined under the following table based on the employee's annual base salary plus target annual bonus level in effect at the time of termination from employment with Buyer:
Base Salary Plus Target Bonus	Severance Amount
$30,000 or less $30,001 to $45,000 $45,001 to $60,000 $60,001 to $75,000 $75,001 to $100,000 over $100,000	1 month's base salary 2 month's base salary 3 month's base salary 4 month's base salary 5 month's base salary 6 month's base salary

Page 30 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

The Service-Based Severance shall be one week of base salary for each year of service. For this purpose, year of service means the number of completed 12-month periods between the employee's original date of hire with Sellers and the date of employment termination with Buyer.

                (g)  Workers' Compensation and Disability. Sellers shall retain the obligation to provide disability and workers compensation benefits with respect to Mine employees who do not become employed by Buyer. Buyer shall provide disability and workers compensation benefits to Transferred Employees and Union Employees. In addition, Buyer shall use reasonable efforts, within the meaning of Section 5.1(a), to provide return-to-work opportunities for Mine employees for whom Sellers retained the obligation to provide disability and workers compensation benefits.

ARTICLE 6
ADDITIONAL COVENANTS OF SELLERS

     Sellers hereby additionally covenants, promises and agrees as follows:

     Section 6.1    Access. Provided that Buyer has complied with each and every provision thereof, Sellers shall, in accordance with the terms and subject to the conditions of that certain Auction Protocols Agreement between Buyer and PacifiCorp, afford Buyer, and the counsel, accountants and other representative of Buyer, reasonable access, throughout the period from the date hereof to the Closing Date, to the Assets and the managerial and technical personnel associated therewith and all the properties, books, contracts, commitments, and records included in the Assets which Sellers have in their possession or to which it has access in order to facilitate transition planning. Such records shall include, but not be limited to, personnel records with respect to employees whose principal work location is at the Mine. Such access shall be afforded to Buyer after no less than 24 hours' prior written notice, during normal business hours and only in such manner as not to disturb or interfere with the normal operation of Sellers. In addition, with the reasonable consent of Sellers, Buyer may make modifications to the Assets during the period prior to Closing at Buyer's sole cost and expense in order to reduce the requirements for transition services under Section 6.8. Specifically, within 30 days of the date hereof, Buyer may submit a proposal for the replacement or upgrade of the materials system. Sellers' covenants under this Section are made with the understanding that Buyer shall use all such information in compliance with all Laws. The foregoing notwithstanding, Buyer acknowledges and agrees that Buyer's access to the books and records of the Assets shall not include access to, and Sellers shall not have any obligation to deliver to Buyer, any information concerning any alleged dispute or any pending litigation, investigation or proceeding involving Sellers or their Affiliates that is protected by or subject to the attorney-client privilege, or the disclosure of which is restricted by an agreement entered into in connection with such dispute, litigation, investigation or proceeding or an order entered by any court.

Page 31 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     Section 6.2    Updating. Sellers shall notify Buyer of any changes or additions to any of Sellers' Schedules to this Agreement with respect to the Assets or Assumed Liabilities related thereto by the delivery of updates thereof, if any, as of a reasonably current date before the Closing not later than three Business Days before the Closing. No such updates made pursuant to this Section shall be deemed to cure an inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless Buyer specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement. Without limiting the generality of the foregoing, Sellers shall notify Buyer reasonably promptly of the occurrence of any material casualty, physical damage, destruction or physical loss respecting, or, to Sellers' Knowledge, material adverse change in the physical condition of, the Mine, not including ordinary wear and tear and routine maintenance.

     Section 6.3    Conduct Pending Closing. Before consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions taken pursuant to Assumed Contracts, or which are required by law or arise from or are related to the anticipated transfer of the Assets, or as otherwise contemplated by this Agreement or disclosed in Schedule 6.3 or another Schedule to this Agreement, Sellers shall:

                (a)  Operate and maintain the Assets only in the usual and ordinary course, materially consistent with practices followed before the execution of this Agreement;

                (b)  Except as required by their terms, not amend, terminate, renew, or renegotiate any existing material Assumed Contract or enter into any new Assumed Contract, except in the ordinary course of business and consistent with practices of the recent past, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligation under any such contracts;

                (c)  Not: (i) sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, the LLC Interests or any assets or properties which would be included in the Assets, other than sales in the ordinary course of business which would not individually, or in the aggregate, have a Material Adverse Effect upon the operations or value of the Mine or the LLC Interests; (ii) incur, assume, guaranty, or otherwise become liable in respect of any indebtedness for money borrowed which would result in the LLC or Buyer assuming such liability hereunder after the Closing; (iii) delay the payment and discharge of any liability which, upon Closing, would be an Assumed Liability, because of the transactions contemplated hereby; or (iv) encumber or voluntarily subject to any lien any Asset or LLC Interest (except for Permitted Encumbrances);

                (d)  Maintain in force and effect the material property and liability insurance

Page 32 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

policies related to the Assets;

                (e)  Subject to Section 6.2, not take any action which would cause any of Sellers's representations and warranties set forth in Article 3 to be materially false as of the Closing;

                (f)  Not make Capital Expenditures, other than those contemplated on Schedule 2.5(d)(i), which would, pursuant to the provisions of Section 2.5(d), result in an upward adjustment of the Purchase Price pursuant to Section 2.5(d)(i) in excess of $1,000,000 in the aggregate, except for purchases under agreements in existence as of the date hereof that would constitute Assumed Liabilities as of such date, Capital Expenditures set forth on Schedule 2.5(d)(i), or Capital Expenditures otherwise approved in writing by Buyer;

                (g)  Not (i) adopt any new plan or program for severance, continuation or termination pay for employees at the Mine, (ii) enter into any new collective bargaining agreement or any amendment to the Collective Bargaining Agreement for employees at the Mine, (iii) increase benefits payable under any Benefit Plan, (iv) increase compensation payable to employees at the Mine, (v) represent to any employee at the Mine that Buyer would assume or continue to maintain any Benefit Plan after the Closing Date, or (vi) hire out or transfer any employees to or from the Mine unless essential to maintain the business or operations of the Mine.

Provided that nothing in this Section shall (i) obligate Sellers to make expenditures other than in the ordinary course of business and consistent with practices of the recent past or to otherwise suffer any economic detriment, (ii)  preclude Sellers from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, (iii) preclude Sellers from incurring any liabilities or obligations to any third party in connection with obtaining such party's consent to any transaction contemplated by this Agreement or any other agreement contemplated hereby, provided such liabilities and obligations under this clause (iii) shall be Excluded Liabilities pursuant to Section 2.4(h) hereof if not approved in advance by Buyer (which approval shall not be unreasonably withheld or delayed), (iv) preclude Sellers from instituting or completing any program designed to promote compliance or comply with Laws or other good business practices respecting the Mine.

     Section 6.4    Environmental Matters.

                (a)  Remediation of Existing Soils Contamination. Subject to the terms and conditions of this Agreement, including but not limited to the terms and conditions of this Section, Sellers shall remain responsible for the cost and performance of Remediation Measures. In addition, subject to Section 6.4(b), the Sellers may undertake such Remediation Measures when and as they reasonably determine are required under Environmental Law or

Page 33 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

which it otherwise reasonably believes are appropriate. Notwithstanding the foregoing, Sellers shall have no obligation to undertake Remediation Measures in respect of environmental conditions that are excluded from Sellers' Environmental Obligations by virtue of the proviso to Section 1.1(y) and neither shall the Sellers have any responsibility for the cost or performance of Remediation Measures undertaken by the Buyer, any Buyer Subsidiary or any Affiliate of Buyer or of any Buyer Subsidiary, except to the extent such costs are included in Losses (as defined in Section 12.3(a)) for which Buyer or such Buyer Subsidiary is entitled to indemnification under Article 12. With respect to any Remediation Measure undertaken by Sellers pursuant to the first sentence of this paragraph, Sellers shall be deemed to have discharged such undertaking and its obligation with respect thereto whenever it has paid the cost of such Remediation Measure and it has either received written notice from the pertinent Governmental Body or Bodies that no further material Remediation Measures are then required with respect to the Existing Soils Contamination in question or, if such Governmental Body or Bodies have not responded within a reasonable time to Sellers' request for such written notice, whenever Sellers has reasonably and in good faith determined that no such further material Remediation Measures are then required.

                (b)  Performance of Work. Before commencing any Remediation Measures after the Closing or presenting after the Closing any plan for Remediation Measures to any Governmental Body having jurisdiction over such Remediation Measures or to any Person making a Third Party Claim for which Sellers is responsible under the provisions of Article 12, the Sellers shall meet and consult with Buyer in good faith concerning such Remediation Measures or plan, as the cases may be. In connection with the performance of any Remediation Measures by Sellers, the Sellers shall:

                     (i)     Provide Buyer with reasonable notice of any meetings
     with any such Governmental Body or any such other Person to afford Buyer or its representatives the right to participate in such meetings, and provide Buyer with copies of all correspondence and documents (hard copy or electronic) to and from such Governmental Body or other Person;

                     (ii)    Provide the Buyer with a reasonable opportunity to
     preview and comment upon any submissions the Sellers plan to deliver or submit to any such Governmental Body or any such other Persons and incorporate Buyer's requests which are reasonably justified to avoid adverse impact in accordance with paragraph (iii) below;

                     (iii)   Meet and consult with the Buyer in good faith over the
     time, manner and conditions for the completion of the Remediation Measures, so as to avoid, to the extent reasonably practicable and consistent with the effective, economical, efficient and timely completion of the Remediation
     Measures, unreasonable interference with business conducted or planned to be

Page 34 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     conducted at the site in question;

                     (iv)    Except to the extent that exigencies require shorter or no notice, provide the Buyer with five business Days' prior notice (which may be oral) of material action to be taken at the site in question in connection with
     Remediation Measures undertaken by Sellers, and permit Buyer the opportunity to have its representatives present to observe such Remediation Measures and take and/or receive from Sellers samples of removed and adjacent materials;

                     (v)     Properly dispose of all Hazardous Materials removed
     from the soil or groundwater of the site in question in connection with such
     Remediation Measures, Sellers hereby agreeing that it shall be deemed to be the
     "owner," "operator," "generator," or other Person responsible for "arranging for the transportation" of such Hazardous Materials and "in charge" of the
     "facility" for such purposes, as such terms are defined in applicable
     Environmental Laws, and further agreeing that no such removed Hazardous
     Materials shall be stored on any real estate included in the Assets for longer than is reasonably necessary (which may, if necessary, include time to characterize such materials and arrange for disposal);

                     (vi)    Defend and protect the site in question, and indemnify the
     LLC (from and after the Closing), Buyer, any applicable Buyer Subsidiary and any applicable lender from the imposition of any lien of contractors and subcontractors performing work in connection with the Remediation Measures;

                     (vii)   Be responsible for, and indemnify, defend and protect the
     LLC (from and after the Closing), Buyer and any applicable Buyer Subsidiary against, any property damage or personal injury incurred by the LLC (from and after the Closing), Buyer or such Buyer Subsidiary or any other Person as a result of Remediation Measures conducted by or under the auspices of Sellers except to the extent that such damage or injury is caused by or results from or arise out of any negligence or intentional misconduct of the LLC (from and after the Closing), Buyer or any Buyer Subsidiary; and

                     (viii)  After completion of any remediation project, make
     reasonable efforts to restore the surface of the site involved to a condition substantially similar to its condition before the performance of the Remediation
     Measures, subject to any intervening changes in surface conditions not caused by such Remediation Measures.

                     (ix)    Retain a reputable environmental consulting firm for the purpose of consulting upon such Remediation Measures;

Page 35 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                     (x)     Comply with all applicable Law, including Laws relating
     to worker safety; and

                     (xi)    Permit the Buyer to have one or more representatives
     present to observe physical work conducted at the Mine or Owned Real
     Properties in the course of carrying out such Remediation Measures, and provide Buyer with reasonable access to and copies of records concerning the performance of such physical work, including copies of all correspondence to and from pertinent Governmental Bodies.

                (c)  Buyer Covenants. With respect to Sellers' rights and obligations in respect of Remediation Measures, Buyer agrees as follows:

                     (i)     It will grant to Sellers any easements or licenses (in
     recordable form, and in form and substance reasonably acceptable to Sellers or as required by governmental bodies) allowing Sellers and its representatives and agents, at any time, to enter upon the real property included in the Assets after reasonable notice and shall have reasonable use of all facilities or equipment located thereon and to install equipment for the purpose of performing the
     Remediation Measures and carrying out its rights and obligations under this
     Section 6.4, and it will not relocate, disturb or interfere with such equipment or the performance of such Remediation Measures in compliance with the provisions of this Section 6.4;

                     (ii)    It will provide Sellers and their representatives and agents with reasonable access to environmental and other relevant records respecting the site for the purpose of carrying out such Remediation Measures subject to reasonable confidentiality agreements and will provide Sellers with copies of all material correspondence and communications with Governmental Bodies about
     Existing Soils Contamination and Remediation Measures or otherwise pertaining to Sellers' Environmental Obligations;

                     (iii)   It will not submit, or cause to be submitted, to any
     Governmental Body any information or comments concerning any Existing Soils
     Contamination or Remediation Measures undertaken by Sellers except for information routinely submitted to Governmental Bodies or as may be otherwise required by Law nor will it urge a Governmental Body to require more expensive or stringent remediation than reasonably required to protect health or the environment; and

                     (iv)    It will consult with Sellers in good faith before extracting, excavating or removing any soil or groundwater at the Mine or otherwise disturbing or

Page 36 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     disrupting the same and will otherwise make reasonable efforts to avoid taking any action, and will take reasonable steps to cause others to avoid taking any action, that will increase or accelerate any of Sellers' Environmental Obligations hereunder including with respect to Remediation Measures, it being understood, however that nothing herein shall prohibit Buyer from engaging in any modifications of the Assets which Buyer deems desirable.

     Section 6.5    Curing of Title Defects. Sellers shall seek diligently to cure prior to Closing any material defects in title to the real property other than those permitted by clauses (a), (b) and (c) of Section 8.6, provided Sellers shall not be obligated to expend in the aggregate more than $1,000,000 in connection with effecting any such cures. In addition, Sellers shall remove of record on or before Closing any liens, defects or encumbrances which evidence or secure any obligations for payment of money, without regard to the limitations set forth in the previous sentence.

     Section 6.6    COBRA. Sellers agree to retain the obligation to provide continuation coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"), for any individual with respect to whom a "qualifying event", as defined under COBRA, has occurred on or prior to the Closing Date.

     Section 6.7    WARN Act. As of the Closing Date Sellers shall terminate the employment of all employees whose principal work location is at the Mine. Sellers agree to be responsible for giving notice of such termination under the WARN Act and to be solely responsible for all wages and compensation earned or accrued prior to the Closing Date or payable on account of termination, including without limitation any amount attributable to the period for which a WARN Act notice was required but not given.

     Section 6.8    Transition Services. Sellers agree to provide the transition services delineated on Schedule 6.8 for a period up to 90 after the Closing Date with all reasonable expenses paid by Buyer.

     Section 6.9    Benefit Plans.

     (a)  With respect to any Transferred Employee or Union Employee who meets the age and service requirements for eligibility for benefits under the retiree welfare benefit plans of CMC or the retiree medical, dental, life insurance or vision plans of PacifiCorp, as applicable (referred to in the aggregate as "Retiree Benefit Plans"), as of the Closing Date or who will meet such age and service requirements before the end of the current term of the Collective Bargaining Agreement covering such employee ("Eligible Employees"), Buyers shall provide, and shall recover the cost of providing benefits to Eligible Employees as set forth in (b) below. Sellers shall retain the obligation of providing benefits to former employees who have retired prior to the Closing Date.

Page 37 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     (b)  Buyer shall assume the obligation of Sellers to provide benefits under the Retiree Benefit Plans to Eligible Employees. The Purchase Price under Section 2.6 of the Centralia Plant Purchase and Sale Agreement has been reduced by U.S. $1,100,000 in the aggregate for this Agreement and for the Centralia Plant Purchase and Sale Agreement of even date herewith. Buyer shall indemnify and hold harmless Sellers from any claim by such Eligible Employees for benefits provided by the Retiree Benefit Plans.

ARTICLE 7
ADDITIONAL COVENANTS OF BUYER

     Section 7.1    Waiver of Bulk Sales Law Compliance. Subject to the indemnification provisions of Section 12.3(a)(iii) hereof, Buyer hereby waives compliance by Sellers with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar Laws applicable to bulk sales and transfers.

     Section 7.2    Resale Certificate. Buyer agrees, and will cause each Buyer Subsidiary, to furnish to Sellers any resale certificate or certificates or other similar documents reasonably requested by Sellers to comply with pertinent sales and use tax Laws.

     Section 7.3    Conduct Pending Closing. Before consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Sellers shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions which are required by Law or arise from or are related to the anticipated transfer of the LLC Interest and the Assets, Buyer shall not take any action which would cause any of Buyer's representations and warranties set forth in Article 4 to be materially false as of the Closing.

     Section 7.4    Securities Offerings. Buyer hereby agrees to indemnify and hold harmless Sellers, and the Affiliates of Sellers, in accordance with the provisions of Section 12.4(a)(ii), against any and all Losses, as incurred, arising out of the offer or sale by Buyer or any Buyer Subsidiary of securities, except to the extent that such Loss arises from any untrue statement or alleged untrue statement of a material fact contained in any such securities offering materials or prospectus used by Buyer or any Buyer Subsidiary or its or their representatives, or from the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue or alleged untrue statement or omission or alleged omission is made in reliance upon and in conformity with written information furnished to Buyer by Sellers under a cover letter from Sellers's counsel stating that such information is expressly for use in such offering materials or prospectus.

     Section 7.5    Release. Without limiting Sellers' obligations hereunder or under any other agreement contemplated hereby, including without limitation its obligations under

Page 38 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Section 6.4 and Article 12, Buyer on behalf of itself and each Buyer Subsidiary hereby waives its right to recover from Sellers, and forever releases and discharges and indemnifies and holds harmless Sellers, from and against any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs, or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforseen, that may arise on account of or in any way be connected with the application of any Environmental Law to Sellers's ownership, possession, use or operation of the Assets.

ARTICLE 8
BUYER'S CONDITIONS TO CLOSING

     The obligations of Buyer to consummate the transactions contemplated with respect to the LLC Interests, the Mine and the Assets and Assumed Liabilities related thereto shall be subject to fulfillment at or before the Closing of the following conditions, unless Buyer waives in writing such fulfillment.

     Section 8.1    Performance of Agreement. Sellers shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or before the Closing.

     Section 8.2    Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in Article 3 of this Agreement shall be true in all material respects as to the LLC Interests or the Assets in question and as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing (as updated by the revising of Schedules contemplated by Section 6.2) as if made as of such time, provided that any such update shall not have disclosed any change in the physical condition, ownership, or transferability of the LLC Interests or the Assets that would have a Material Adverse Effect on the LLC Interests or the Assets.

     Section 8.3    Officers' Certificate. Buyer shall have received from Sellers an officers' certificate, executed on behalf of each Sellers by its chief executive officer, president, general manager, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that to the Knowledge of such individual, the conditions in Sections 8.1 and 8.2 above have been met with respect to such Sellers.

     Section 8.4    Approvals. The waiting period under the HSR Act shall have expired or been terminated, and all approvals, consents, authorizations and waivers from Governmental Bodies as set forth on Schedule 4.4(b) and all approvals, consents, authorizations and waivers from other third parties (collectively "Approvals") required for Sellers to transfer the Assets to the LLC and Buyer to purchase the LLC Interests and operate the Mine materially in accordance with the manner in which it was operated by Sellers before the Closing, shall have

Page 39 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

been obtained.

     Section 8.5    No Restraint. There shall be no:

                (a)  Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Body which directs that the transactions contemplated hereby shall not be consummated as herein provided or compels or would compel Buyer to dispose of or discontinue, or materially restrict the operations of, the Mine or any significant portion of the Assets or the LLC Interests with respect thereto as a result of the consummation of the transactions contemplated hereby;

                (b)  Suit, action or other proceeding by any Governmental Body pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the transactions contemplated hereby or seeks to compel, or such complainant's actions would compel, Buyer to dispose of or discontinue, or materially restrict the operations of, the Mine or any significant portion of the Assets or the LLC Interests as a result of the consummation of the transactions contemplated hereby; or

                (c)  Action taken, or Law enacted, promulgated or deemed applicable to the transactions contemplated hereby, by any Governmental Body which would render the purchase and sale of the LLC Interests illegal or which would threaten the imposition of any penalty or material economic detriment upon Buyer if such purchase and sale were consummated;

provided that the Parties shall use their reasonable efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, Law or penalty.

     Section 8.6    Title Insurance. Title to Assets comprised of interests in real property shall have been evidenced by the willingness (evidenced as set forth below) of Stewart Title Company (or an Affiliate thereof) or other title company mutually acceptable to the parties (the "Title Insurer") to issue at regular rates ALTA owner's, or lessee's, as the case may be, extended coverage policies of title insurance (1990 Form B) (the "Title Policies"), with the general survey and creditors' rights exceptions removed, in amounts equal to the respective portions of the Mine Purchase Price allocated to such interests, showing title to such interests in such real property vested in the LLC subject to transfer of such interest to the LLC; provided, however, that (1) if Sellers cannot obtain such title policies for the severed mineral interests at the Mine on commercially reasonable terms despite the Sellers' best efforts to do so, Sellers may deliver a limited liability report or comparable report that provides the best protection other than a title policy that the Title Insurer is willing to issue with respect to the severed mineral interests at the Mine; and (2) if the costs of completing a general survey are not commercially reasonable or the general survey cannot be reasonably completed before the

Page 40 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Termination Date, Sellers may, with Buyer's prior written consent, undertake a more limited survey with appropriate adjustments in the scope of the title insurance coverage. Such Title Policies shall show title vested in the LLC, subject only to:

                (a)  A lien or liens to secure payment of real estate taxes not delinquent;

                (b)  Exceptions disclosed by the current standard ALTA Preliminary Title Reports and surveys, delivered to and approved (except as shown on Schedule 8.6(b)) by Buyer before the Closing Date (as indicated by Buyer's signature of approval appended thereto);

                (c)  Matters created by, or with the consent of, Buyer; and

                (d)  Other possible matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such real property, including such minor matters as may be disclosed by surveys taken after the date hereof.

The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer's delivery of written commitments or binders, dated as of the Closing, to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question. If the Title Insurer is unwilling to issue any such Title Policy, it shall be required to provide Buyer and Sellers, in writing, notice setting forth the reason(s) for such unwillingness as soon as practicable. Sellers shall have the right to seek to cure any defect which is the reason for such unwillingness, and to extend the Closing and the Termination Date, if necessary, for a period of up to ten Business Days to provide to Sellers the opportunity to cure. In the event that, despite Sellers's efforts to cure, the Title Insurer remains unwilling to issue any such Title Policy on the Closing Date (as may be extended as provided herein), then Buyer, at its option, may terminate this Agreement. Notwithstanding the foregoing, Buyer may elect to cause the LLC to accept such title to any such property interests as the Sellers may be able to convey, and such title insurance with respect to the same as the Title Insurer is willing to issue, in which case such interests shall be conveyed as part of the Assets without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Sellers.

     Section 8.7    Casualty; Condemnation.

                (a)  Casualty. If any part of the Mine is damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part before the Closing, and the fair market value of the damaged Assets or destruction or the cost of repair of the Assets that were damaged, lost or destroyed is less than 15 percent of the aggregate Mine Purchase Price, the Sellers shall, at its option, either (i) reduce the Mine Purchase Price by the lesser of the fair

Page 41 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

market value of the Assets damaged or destroyed (such value to be determined as of the date immediately before such damage or destruction), or the estimated cost to repair or restore the same, (ii) upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to Buyer, provided that the proceeds or the rights to the proceeds are obtainable without delay and are sufficient to fully restore the damaged Assets, or (iii) repair or restore such damaged or destroyed Assets and, at Sellers' election, delay the Closing and the Termination Date for a reasonable time necessary to accomplish the same. If any part of the Assets related to the Mine are damaged or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part before the Closing and the lesser of the fair market value of such Assets or the cost of repair is greater than 15 percent of the aggregate Mine Purchase Price, then Buyer may elect to terminate this Agreement or require Sellers upon the Closing to transfer the proceeds (or the right to the proceeds) of applicable insurance to Buyer and Buyer may restore or repair the Assets.

                (b)  Condemnation. From the date hereof until the Closing, in the event that any material portion of the Mine becomes subject to or is threatened with any condemnation or eminent domain proceedings, then Buyer, at its option, may, (i) if such condemnation, if successful, would not practically preclude the operation of the balance of the Mine for the purposes for which it was intended, elect to terminate this Agreement with respect only to that part which is condemned or threatened to be condemned with a reduction in the Purchase Price determined as provided in Section 8.7(a) above, or (ii) if such condemnation, if successful, would practically preclude the operation of the balance of the Mine for purposes for which it is intended, elect to terminate this Agreement.

     Section 8.8    Opinion of Counsel. Buyer shall have received, on and as of the Closing Date, a customary closing opinion of counsel for Sellers, subject to customary conditions and limitations.

     Section 8.9    Receipt of Other Documents. Buyer shall have received the following:

                (a)  Certified copies of the resolutions of Sellers' board of directors or governing bodies respecting this Agreement and any other agreement contemplated hereby;

                (b)  Certified copies of each Sellers' Charter Documents, together with a certificate of the corporate secretary of each Sellers that none of such documents have been amended;

                (c)  One or more certificates as to the incumbency of each officer of Sellers who has signed this Agreement, any other agreement contemplated hereby, or any certificate, document or instrument delivered pursuant to this Agreement or any other agreement contemplated hereby;

Page 42 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                (d)  A good standing certificate for Sellers from the Secretary of State of Oregon, dated as of a date not earlier than 15 Business Days before the Closing Date; and

                (e)  Copies of all current Licenses relevant to operation of the Mine and all third party and Governmental Body consents, permits and authorizations that Sellers has received in connection with this Agreement, any other agreement contemplated hereby and the transactions contemplated hereby and thereby to occur at the Closing; and

                (f)  All other documents, instruments and writings required to be delivered to Buyer at or before Closing pursuant to the Agreement and such other certificates of authority and documents as Buyer reasonably requests.

     Section 8.10   Limitation on Adjustments. There shall not have been an increase to the Mine Purchase Price arising under Section 2.5(d) exceeding in the aggregate 5 percent of the aggregate Mine Purchase Price.

     Section 8.11   Plant Sale. The Closing of the sale of the Centralia Steam Electric Generating Plant to Buyer or an Affiliate of Buyer shall have occurred.

     Section 8.12   Material Adverse Effect. There shall not have been an impairment of any Asset or LLC Interest as a result of a degradation of its physical condition, a change in Law or provision of any approval that could reasonably be expected to have a Material Adverse Effect on the LLC Interests or Buyer's ability to operate the Mine.

     Section 8.13   Real Property. Title reports and surveys shall have established that the Owned Real Property, the Real Property Leases and the Appurtenant Rights constitute all the real property that is necessary for the ownership and operation of the Mine pursuant to good industry practices and that Sellers have good, valid marketable title to all such real property free and clear of all liens, mortgages, deed restrictions, charges, claims, pledges, security interests, equities and encumbrances that could materially affect the value of such real property or the use of such real property in connection with the ownership and operation of the Mine.

     Section 8.14   LLC Contribution. Sellers shall have contributed, transferred, conveyed and assigned all right, title and interest in the Assets to the LLC.

ARTICLE 9
SELLERS' CONDITIONS TO CLOSING

     The obligations of Sellers to consummate the transactions contemplated hereby with respect to the LLC Interests, the Mine and the Assets and Assumed Liabilities related thereto shall be subject to the fulfillment at or before the Closing of the following conditions, unless

Page 43 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Sellers waives in writing such fulfillment.

     Section 9.1    Performance of Agreement. Buyer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or before the Closing.

     Section 9.2    Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 of this Agreement shall be true in all material respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured by the Closing) and as of the Closing as if made as of such time.

     Section 9.3    Officers' Certificate. Sellers shall have received from Buyer an officers' certificate, executed on Buyer's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that to the Knowledge of such individual, the conditions in Sections 9.1 and 9.2 above have been met.

     Section 9.4    Approvals. The waiting period under the HSR Act shall have expired or been terminated, and all approvals, consents, authorizations and waivers from Governmental Bodies (as delineated on Schedule 3.3(b)) shall have been obtained in form and substance (including the regulatory treatment and financial impacts thereof) satisfactory to Sellers in its reasonable discretion. All approvals, consents, authorizations and waivers from other third parties required for Sellers to transfer the Assets to the LLC and for Buyer to purchase the LLC Interests shall have been obtained.

     Section 9.5    No Restraint. There shall be no:

                (a)  Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Body which directs that the transactions contemplated hereby shall not be consummated as herein provided;

                (b)  Suit, action or other proceeding by any Governmental Body pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the transactions contemplated hereby or otherwise constrains consummation of such transactions on the terms contemplated herein; or

                (c)  Action taken, or Law enacted, promulgated or deemed applicable to the transactions contemplated hereby, by any Governmental Body which would render the purchase and sale of the LLC Interests, the Mine and related Assets illegal or which would threaten the imposition of any penalty or material economic detriment upon Sellers if such transactions were consummated;

Page 44 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

provided that the Parties will use their reasonable efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, law or penalty.

     Section 9.6    Opinion of Counsel. Sellers shall have received, on and as of the Closing Date, a customary closing opinion of outside counsel to Buyer, subject to customary conditions and limitations.

     Section 9.7    Receipt of Other Documents. Sellers shall have received the following:

                (a)  Certified copies of the resolutions of Buyer's and each pertinent Buyer Subsidiary's board of directors respecting this Agreement, any other agreements contemplated hereby and the transactions contemplated hereby and thereby, together with certified copies of any shareholder resolutions which are necessary to approve the execution and delivery of this Agreement and any other agreement contemplated hereby, or performance of the obligations of Buyer and each pertinent Buyer Subsidiary hereunder and thereunder;

                (b)  Certified copies of Buyer's and each pertinent Buyer Subsidiary's Charter Documents, together with a certificate of the corporate secretary of Buyer and each pertinent Buyer Subsidiary that none of such documents have been amended;

                (c)  One or more certificates as to the incumbency of each officer of Buyer and each pertinent Buyer Subsidiary who has signed this Agreement, any other agreement contemplated hereby or any certificate, document or instrument delivered pursuant to this Agreement or any other agreement contemplated hereby;

                (d)  Copies of all current Licenses of Buyer and each pertinent Buyer Subsidiary relevant to operation of the Mine and all third party and governmental consents, permits and authorizations that Buyer and each pertinent Buyer Subsidiary has received in connection with this Agreement and any other agreements contemplated hereby;

                (e)  All other documents, instruments and writings required to be delivered to Sellers at or before Closing pursuant to the Agreement and such other certificates of authority and documents as Sellers reasonably requests;

                (f)  Closing shall have occurred in regard to sale of the Centralia Steam Electric Generating Plant to Buyer or an Affiliate of Buyer; and

                (g)  The OSM shall have approved the assignment of PacifiCorp's Surface Mining Coal Reclamation Act permit related to the operation of the Mine to the Buyer.

     Section 9.8    Limitation on Adjustments. There shall not have been a reduction to the

Page 45 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Mine Purchase Price arising from Sections 8.7 exceeding in the aggregate 30 percent of the aggregate Mine Purchase Price.

     Section 9.9    Guarantee Agreement. A Guarantee Agreement substantially in the form set forth in Schedule 9.9 shall have been executed and delivered to Sellers and be in full force and effect.

ARTICLE 10
CLOSING

     Section 10.1   LLC Transaction. If, as of the first day that the Closing may occur pursuant to Section 10.2, the Washington Ruling has been issued, immediately prior to the Closing Sellers shall, and shall cause the LLC to, take all actions necessary to consummate, and shall consummate, the transactions described in the Washington Ruling in order to allow the Buyer to obtain the Washington State sales tax benefits contemplated thereby (collectively, the "LLC Transaction"). Without limiting the generality of the foregoing, the parties agree that (a) immediately prior to the Closing, all of the Assets will be contributed by the Sellers to the LLC in exchange for all the membership interests in the LLC; and (b) from and after the Closing, the LLC shall jointly and severally with Buyer assume and pay, discharge and perform when due, the Assumed Liabilities. If at such time the Washington Ruling has not issued, the parties shall promptly negotiate in good faith amendments to this Agreement that will provide for the conveyance of the Assets by the Sellers directly to the Buyer with such amended Agreement being substantially in the form of the Other Form of Agreement. The Parties will endeavor to execute such amended Agreement prior to the last date the Closing may occur pursuant to Section 10.2. In no event, however, shall the failure of the Washington Ruling to timely issue or the failure of the Parties to amend this Agreement be a condition to Closing hereunder.

     Section 10.2   Closing. Subject to the terms and conditions hereof, the consummation of the transactions contemplated hereby (the "Closing") shall occur simultaneously with the closing of the sale of the Centralia Steam Electric Generating Plant pursuant to the Centralia Plant Purchase and Sale Agreement of even date herewith at the offices of Stoel Rives LLP in Portland, Oregon, or a mutually agreeable place or places within five Business Days after all of the conditions set forth in Article 8 and Article 9 hereof have been satisfied or waived or at such other time as the parties may agree, but in no event later than the Termination Date. The date on which the Closing actually occurs is referred to herein as the "Closing Date". The Closing shall be effective for all purposes at 11:59 p.m., Pacific time, on the Closing Date. At the Closing and subject to the terms and conditions hereof, the following will occur:

                (a)  Deliveries by Sellers. Sellers shall deliver to the LLC such instruments of transfer and conveyance properly executed and acknowledged by Sellers in customary form mutually agreed to by the Sellers and Buyer necessary to transfer to and vest in the LLC all of

Page 46 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Sellers's right, title and interest in and to the Assets or which may be required by the Title Insurer, including, without limitation:

                     (i)     Bills of sale and assignment in respect of the Assets;

                     (ii)    Grant deeds properly executed and acknowledged by Sellers with respect to each of the Owned Real Property included in the Assets;

                     (iii)   Assignment and assumption agreements properly executed and acknowledged by Sellers with respect to each Real Property Lease included in the
     Assets;

                     (iv)    Instruments of transfer, sufficient to transfer personal property interests that are included in the Assets but not otherwise transferred by the bills of sale and assignment referred to in clause (i) above, properly executed and acknowledged in the form customarily used in commercial transactions in Washington; and

                     (v)     Possession of the Assets which shall include without limitation, keys, codes, passcodes and/or combinations to all locks and vehicles.

                (b)  Sellers shall deliver to Buyer an assignment of all of the interests in the LLC.

                (c)  Deliveries by Buyer. Buyer shall, or shall cause the Buyer Subsidiaries to, deliver to Sellers immediately available funds, by way of wire transfer to an account or accounted designated by Sellers, in an aggregate amount equal to the Mine Purchase Price and such instruments of assumption properly executed and acknowledged by Buyer and the pertinent Buyer Subsidiaries in customary form mutually agreed to by Buyer and Sellers necessary for the LLC and Buyer to assume the Assumed Liabilities, including, without limitation:

                     (i)     Assignment and assumption agreements properly executed and acknowledged by the LLC with respect to each Real Property Lease included in the
     Assets;

                     (ii)    An assumption agreement or assumption agreements in favor of
     Sellers; and

                     (iii)   Substitute, at the expense of Buyer or the applicable Buyer
     Subsidiary, a replacement reclamation bond or bonds in the name of the LLC, Buyer or the Buyer Subsidiary to which the OSM Permit will be transferred and cooperate with
     Sellers in securing OSM's full release of any reclamation bond posted by Sellers with

Page 47 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     respect to the Mine.

     Section 10.3   Escrow. If either the Buyer or the Sellers desire to consummate the Closing through an escrow, an escrow shall be opened with, and the escrow agent shall be, the Title Insurer or an Affiliate thereof (the "Escrow Agent"), by depositing a fully executed copy of this Agreement with the Escrow Agent to serve as escrow instructions. This Agreement shall be considered the primary escrow instructions between the parties, but the parties shall execute such additional standard escrow instructions as the Escrow Agent shall require in order to clarify the duties and responsibilities of the Escrow Agent. In the event of any conflict between this Agreement and such additional standard escrow instructions, this Agreement shall prevail. If the Closing is to be consummated through the Escrow Agent, the parties shall deliver the funds, instruments of sale, assignment, conveyance and assumption called for by Sections 10.1 and 10.2 to the Escrow Agent, and on the Closing Date, the Escrow Agent shall close the escrow by:

                (a)  Causing the deeds for the Owned Real Property, the assignment of the Real Property Leases, and any other documents which the parties may mutually designate to be recorded in the official records of the appropriate counties in which the pertinent Assets are located;

                (b)  Delivering to PacifiCorp by wire transfer of immediately available funds, to an account or accounts designated by PacifiCorp, the amounts called for Section 10.2; and

                (c)  Delivering to Buyer or Sellers, as the case may be, the other instruments referred to in Section 10.2.

     Section 10.4   Prorations. Items of expense and income (if any) affecting the Assets and the Assumed Liabilities that are customarily pro-rated, including, without limitation, real and personal property taxes, utility charges, charges arising under leases, insurance premiums, and the like, shall be pro-rated between Sellers and Buyer and the pertinent Buyer Subsidiaries as of the Closing Date.

ARTICLE 11
TERMINATION

     Section 11.1   Termination. Any transactions contemplated hereby that have not been consummated may be terminated:

                (a)  At any time, by mutual written consent of the Sellers and Buyer; or

                (b)  By either Buyer or the Sellers, as the case may be, upon 30 days' written notice given any time after (i) the issuance of an order by a Governmental Body in a manner

Page 48 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

that fails to meet the conditions of the terminating party set forth in Sections 8.4 or 9.4, as the case may be, (ii) 180 days have elapsed from the filing after the date hereof of all applications for approval of this Agreement and the transactions contemplated hereby by Governmental Bodies and a final order has not been obtained with respect to each such Application, it being understood that such 180-day period shall not include any period after such order during which applications for rehearing or modification or judicial appeals or remedies are pending; or

                (c)  By one Party upon written notice to the other if there has been a material default or breach under this Agreement by another party which is not cured by the earlier of the Closing Date or the date 30 days after receipt by the other party of written notice from the terminating party specifying with particularity such breach or default; or

                (d)  By either Buyer or the Sellers upon written notice to the other Party, if (i) the Closing shall not have occurred by the Termination Date; or (ii) (A) in the case of termination by the Sellers, the conditions set forth in Article 9 for the Closing cannot reasonably be met by the Termination Date and (B) in the case of termination by Buyer, the conditions set forth in Article 8 for the Closing cannot reasonably be met by the Termination Date, unless in either of the cases described in clauses (A) or (B), the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate. The Termination Date for the Closing shall be the date that is twelve months from the date hereof. Such date, or such later date as may be specifically provided for in this Agreement (including any date arising under operation of Sections 8.6 and 8.7(a) hereof) or agreed upon by the parties, is herein referred to as the "Termination Date." Each Party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise.

     Section 11.2   Effect of Termination. If there has been a termination pursuant to Section 11.1, then this Agreement shall be deemed terminated, and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 5.3, 11.1(b) and in Article 12 shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a party to another under and by reason of this Agreement or the transactions contemplated hereby except as set forth in Article 12 and except for intentionally fraudulent acts by a party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

     Section 11.3   Modification of Terms. In the event any Governmental Body entertains, as an alternative to approval of this Agreement and any other agreement contemplated hereby, any proposal of one or more third parties to acquire the Assets from Sellers on terms and conditions that include a higher purchase price than the Purchase Price set forth herein, and such terms and conditions are acceptable to Sellers, then and in that event, subject to such

Page 49 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

restrictions and requirements as such Governmental Body may impose upon Sellers, Sellers shall exercise its best efforts to afford to Buyer the right to enter into appropriate amendments and modifications of this Agreement to match such proposed alternative terms and conditions. Buyer shall be entitled to exercise such right by delivery of written notice thereof to Sellers within three Business Days after its receipt of written notice from Sellers that, in Sellers' good faith belief, the proposals of such third party or parties makes it unlikely that such Governmental Body will approve this Agreement and the transactions contemplated hereby in a timely fashion and that the alternative terms and conditions are acceptable to Sellers. If such right is not exercised and such Governmental Body proceeds to decline to grant its approval, the termination provisions of Section 11.1 shall apply.

ARTICLE 12
SURVIVAL AND REMEDIES; INDEMNIFICATION

     Section 12.1   Survival. Except as may be otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of Buyer and Sellers set forth in this Agreement, or in any writing required to be delivered in connection with this Agreement, shall survive the Closing Date.

     Section 12.2   Exclusive Remedy. Absent intentional fraud or unless otherwise specifically provided herein, the sole exclusive remedy for damages of a party hereto for any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement shall be the remedies contained in this Article 12.

     Section 12.3   Indemnity by Sellers.

                (a)   Sellers shall jointly and severally indemnify and hold harmless LLC (from and after the Closing), Buyer, each Buyer Subsidiary, and each Affiliate of Buyer or any Buyer Subsidiary from and against any and all claims, demands, suits, losses, liabilities, damages and expenses, including reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment, and including any costs and expenses incurred by any such Indemnitee as a result or arising out of any obligation or election (whether arising out of or in connection with any Law, any contract, any Charter Document, or otherwise) of any such Indemnitee to indemnify its directors, officers, attorneys, employees, subcontractors, agents and assigns (collectively "Losses"), which they or any of them may sustain or suffer or to which they or any of them may become subject as a result of:

                     (i)     The inaccuracy of any representation or the breach of any
     warranty made by Sellers in this Agreement;

                     (ii)    The nonperformance or breach of any covenant or agreement
     made or undertaken by Sellers in this Agreement; and

Page 50 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                     (iii)   If the Closing occurs, the failure of Sellers to pay, discharge or perform, as and when due, any of the Excluded Liabilities (including, without limitation, the Excluded Liabilities enumerated in Sections 2.4 (b), (c), (d), and (f); and

                     (iv)    If the Closing occurs, the ongoing operations of Sellers (including in respect of the Excluded Assets and Excluded Liabilities) after the Closing Date.

                (b)  The indemnification obligations of Sellers provided above shall, in addition to the qualifications and conditions set forth in Sections 12.5 and 12.6, be subject to the following qualifications with respect to claims for Losses:

                     (i)     Written notice to Sellers of such claim specifying the basis thereof must be made, or an action at law or in equity with respect to such claim must be served, before the second anniversary of the earlier to occur of the
     Closing Date or the date on which this Agreement is terminated, as the case may be, except that such time limitation shall not apply to breaches of the covenants contained in Section 6.4, 6.6, or 6.9;

                     (ii)    If the Closing occurs, the LLC, Buyer, the Buyer Subsidiaries and their respective Affiliates shall be entitled only to recover the amount by which the aggregate Losses sustained or suffered by them exceed one percent of the Purchase Price (the "Deductible Amount"), provided, however, that individual claims of $5,000 or less shall not be aggregated for purposes of calculating either the Deductible Amount or the excess of Losses over the
     Deductible Amount and Buyer shall be entitled to recover on a dollar for dollar basis all claims for Losses covered under insurance maintained by Sellers;
     provided further that recovery of losses sustained or suffered as a result of
     Sellers' failure to perform under Sections 6.6 or 6.9 shall not be limited by the foregoing provision.

                     (iii)   If the Closing occurs, in no event shall Sellers and their Affiliates be liable to the LLC, Buyer, the Buyer Subsidiaries and their respective
     Affiliates for Losses in the nature of consequential damages, incidental damages, indirect damages, special damages, punitive damages, lost profits, damage to reputation or the like, but such damages shall be limited to out-of-pocket Losses and diminution in value and damages for all Losses shall be subject to an aggregate limit under this Agreement and the Other Agreements of $556,000,000.

Page 51 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     Section 12.4   Indemnity by Buyer.

                (a)  Buyer shall indemnify and hold harmless Sellers, and each Affiliate of Sellers, from and against any and all Losses which they or any of them may sustain or suffer or to which they may become subject as a result of:

                     (i)     The inaccuracy of any representation or the breach of any
     warranty made by Buyer in this Agreement;

                     (ii)    The nonperformance or breach of any covenant or agreement
     made or undertaken by Buyer in this Agreement;

                     (iii)   If the Closing occurs, the failure of the LLC or Buyer to pay, discharge or perform as and when due, any of the Assumed Liabilities; and

                     (iv)    If the Closing occurs, the ongoing operations of the LLC, Buyer, the Buyer Subsidiaries and the Assets after the Closing Date, including, without limitation, the continuation or performance by the LLC, Buyer or the Buyer
     Subsidiaries after the Closing Date of any agreement or practice of Sellers.

                (b)  The indemnification obligations of the LLC and the Buyer provided above shall, in addition to the qualifications and conditions set forth in Sections 12.5 and 12.6, be subject to the following qualifications:

                     (i)     Sellers and its Affiliates shall not be entitled to indemnity unless written notice to Buyer of such claim specifying the basis thereof is made, or an action at law or in equity with respect to such claim is served, before the second anniversary of the earlier to occur of the Closing Date or the date on which this Agreement is terminated, as the case may be;

                     (ii)    If the Closing occurs, Sellers and its Affiliates shall be entitled only to recover the amount by which the aggregate Losses sustained exceed the
     Deductible Amount, provided, however, that individual claims of $5,000 or less shall not be aggregated for purposes of calculating either the Deductible Amount or the excess of Losses over the Deductible Amount; and

                     (iii)   If the Closing occurs, in no event shall the LLC, Buyer and its
     Affiliates be liable to Sellers and their respective Affiliates for Losses in the nature of consequential damages, incidental damages, indirect damages, punitive damages, special damages, lost profits, damage to reputation or the like, but such damages shall be limited to out-of-pocket Losses and diminution in value and damages for all Losses shall be limited to an aggregate limit under this Agreement and the Other Agreements

Page 52 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     of $556,000,000.

     Section 12.5   Further Qualifications Respecting Indemnification. The right of a party (an "Indemnitee") to indemnity hereunder shall be subject to the following additional qualifications:

                (a)  The Indemnitee shall promptly upon its discovery of facts or circumstances giving rise to a claim for indemnification, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial, governmental or otherwise, by any third party (such third party actions being collectively referred to herein as "Third Party Claims"), give notice thereof to the indemnifying party (the "Indemnitor"), such notice in any event to be given within 60 days from the date the Indemnitee obtains actual knowledge of the basis or alleged basis for the right of indemnity or such shorter period as may be necessary to avoid material prejudice to the Indemnitor provided, however, the failure to provide or timely provide the Indemnitor with notice of any Third Party Claim shall only affect the Indemnitee's rights to indemnification to the extent that the Indemnitor is materially prejudiced as a result of the Indemnitee's failure to give timely notice of such Third Party Claim; and

                (b)  In computing Losses, such amounts shall be computed net of any related recoveries to which the Indemnitee is entitled under insurance policies, or other related payments received or receivable from third parties, and net of any tax benefits actually received by the Indemnitee or for which it is eligible, taking into account the income tax treatment of the receipt of indemnification.

     Section 12.6   Procedures Respecting Third Party Claims. In providing notice to the Indemnitor of any Third Party Claim (the "Claim Notice"), the Indemnitee shall provide the Indemnitor with a copy of such Third Party Claim or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. The Indemnitor shall have the right, by notice given to the Indemnitee within 15 days after the date of the Claim Notice, to assume and control the defense of the Third Party Claim that is the subject of such Claim Notice, including the employment of counsel selected by the Indemnitor after consultation with the Indemnitee, and the Indemnitor shall pay all expenses of, and the Indemnitee shall cooperate fully with the Indemnitor in connection with, the conduct of such defense. The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such Third Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the Indemnitor shall agree otherwise; provided, however, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnitee and the Indemnitor, the Indemnitor requires that the same counsel represent both the Indemnitee and the Indemnitor, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the

Page 53 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

Indemnitor. If the Indemnitor shall have failed to assume the defense of any Third Party Claim in accordance with the provisions of this Section, then the Indemnitee shall have the absolute right to control the defense of such Third Party Claim, and, if and when it is finally determined that the Indemnitee is entitled to indemnification from the Indemnitor hereunder, the fees and expenses of Indemnitee's counsel shall be borne by the Indemnitor, provided that the Indemnitor shall be entitled, at its expense, to participate in (but not control) such defense. The Indemnitor shall have the right to settle or compromise any such Third Party Claim for which it is providing indemnity so long as such settlement does not impose any obligations on the Indemnitee (except with respect to providing releases of the third party). The Indemnitor shall not be liable for any settlement effected by the Indemnitee without the Indemnitor's consent except where the Indemnitee has assumed the defense because Indemnitor has failed or refused to do so. The Indemnitor may assume and control, or bear the costs, of any such defense subject to its reservation of a right to contest the Indemnitee's right to indemnification hereunder, provided that it gives the Indemnitee notice of such reservation within 15 days of the date of the Claim Notice.

ARTICLE 13
GENERAL PROVISIONS

     Section 13.1   Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means, (b) one (1) Business Day after having been delivered to an air courier for overnight delivery or (c) three (3) Business Days after having been deposited in the U.S. mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

     If to Sellers or the Sellers, addressed to:

                     Vice President
                     Power Supply
                     PacifiCorp
                     One Utah Center, 23rd Floor
                     Salt Lake City, Utah 84140
                     Facsimile: (801) 220-4900

Page 54 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

     with a copy to:

                     George M. Galloway
                     Stoel Rives LLP
                     900 SW Fifth Avenue
                     Portland, Oregon 97204
                     Facsimile: (503) 220-2480

     If to Buyer or any Buyer Subsidiary, addressed to:

                     TECWA Fuel, Inc.
                     110 - 12th Avenue SW
                     Calgary, Alberta T2P 2M1
                     CANADA
                     Attn: General Counsel
                     Facsimile: (403) 267-3734

     with a copy to:

                     Joel H. Mack
                     Latham & Watkins
                     701 "B" Street, Suite 2100
                     San Diego, California 92101
                     Facsimile: (619) 696-7419

     Section 13.2   Attorney's Fees. Subject to the provisions of Section 13.9, in any litigation or other proceeding relating to this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

     Section 13.3   Successors and Assigns. Except as provided in Section 2.6, the rights under this Agreement shall not be assignable or transferable nor the duties delegable by any party without the prior written consent of the other; and nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, their permitted successors-in-interest and permitted assignees and any Person who or which is an intended beneficiary of the indemnities provided herein, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Notwithstanding the foregoing, Buyer may grant to its lenders a security interest in its rights under this Agreement; provided that neither the grant of any such interest, nor the foreclosure of any such interest, shall in any way release, reduce or diminish the obligations of Buyer to Sellers hereunder, and Sellers shall enter into a consent to assignment with such lenders reasonably acceptable to Sellers.

     Section 13.4   Counterparts. This Agreement may be executed in one or more

Page 55 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 13.5   Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     Section 13.6   Entirety of Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto) and the other documents and instruments specifically provided for in this Agreement and any other agreements contemplated hereby and thereby contain the entire understanding between the parties concerning the subject matter of this Agreement and such other agreements, documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other agreements, documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto. All Exhibits and Schedules attached to or delivered in connection with this Agreement are integral parts of this Agreement as if fully set forth herein.

     Section 13.7   Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identify of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. Whenever in this Agreement the context so suggests, references to the masculine shall be deemed to include the feminine, references to the singular shall be deemed to include the plural, and references to "or" shall be deemed to be disjunctive but not necessarily exclusive.

     Section 13.8   Waiver. The failure of a party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a party shall be valid unless in writing signed by such party or operational by the terms of this Agreement. A waiver by any party of the performance of any covenant, condition, representation or warranty of any other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition,

Page 56 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.

     Section 13.9   Arbitration.

                (a)  Agreement to Arbitrate. Any controversy or claim arising out of or relating to this Agreement, or the breach or alleged breach hereof, shall, upon demand of either the Sellers or Buyer, be submitted to arbitration in the manner hereinafter provided. Sellers and Buyer will make every reasonable effort to resolve any such controversy or claim without resort to arbitration. But in the event the Parties are unable to effect a satisfactory resolution between themselves, such controversy shall be submitted to arbitration in accordance with the terms and provisions of this Section 13.9 and in accordance with the then current Commercial Arbitration Rules (hereinafter the "Rules") of the American Arbitration Association (or any successor organization) (hereinafter the "AAA"). Any such arbitration shall take place in Seattle, Washington and shall be administered by the AAA. In the event of any conflict between the terms and provisions of this Section 13.9 and the Rules, the terms and provisions of this Section 13.9 shall prevail.

                (b)  Submission to Arbitration. A Party desiring to submit to arbitration any such controversy shall send a written arbitration demand to the AAA and to the opposing Party. The demand shall set forth a clear and complete statement of the nature of the claim, its basis, and the remedy sought, including the amount of damages, if any. The opposing Party may, within 30 days of receiving the arbitration demand, assert a counterclaim or set-off. The counterclaim or set-off, which shall be sent to the AAA and the opposing party, shall include a clear and complete statement of the nature of the counterclaim or set-off, its basis, and the remedy sought, including the amount of damages, if any.

                (c)  Selection of Arbitration Panel. The dispute shall be decided by a panel of three neutral arbitrators selected as follows. The AAA shall submit to the Parties, within ten days after receipt of an arbitration demand, a list of eleven potential arbitrators consisting of retired federal or state court judges; provided that none of the potential arbitrators shall have (or have ever had) any material affiliation of any kind with any Party or with legal counsel for any Party. Each Party shall, within five days, strike four, three, two, one or none of the arbitrators, rank the remaining arbitrators in order of preference (with "1" designating the most preferred, "2" the next most preferred and so forth) and so advise the AAA in writing. The AAA shall appoint the arbitrators with the best combined preference ranking on both lists and designate the most preferred arbitrator as presiding officer (in each case, selecting by lot, if necessary, in the event of a tie).

                (d)  Prehearing Discovery. There shall be no prehearing discovery except as follows. Subject to the authority of the presiding officer of the arbitration panel to modify the provisions of this paragraph before the arbitration hearing upon a showing of exceptional

Page 57 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

circumstances, each Party (i) shall propound to the other no more than 20 requests for production of documents, including subparts, and (ii) shall take no more than two (2) discovery depositions. Such discovery shall be conducted in accordance with the provisions and procedures of the Federal Rules of Civil Procedure. No interrogatories or requests for admission shall be permitted. Disputes concerning discovery obligations or protection of discovery materials shall be determined by the presiding officer of the arbitration panel. The foregoing limitations shall not be deemed to limit a Party's right to subpoena witnesses or the production of documents at the arbitration hearing, nor to limit a Party's right to depose witnesses that are not subject to subpoena to testify in person at the arbitration hearing; provided, however, that the presiding officer of the arbitration panel may, upon motion, place reasonable limits upon the number and length of such testimonial depositions.

                (e)  Arbitration Hearing. The presiding officer of the arbitration panel shall designate the place and time of the hearing. The hearing shall be scheduled to begin within ninety (90) days after the filing of the arbitration demand (unless extended by the arbitration panel on a showing of exceptional circumstances) and shall be conducted as expeditiously as possible. In all events, the issues being arbitrated, which shall be limited to those issues identified in the initial claim and counter-claim submitted to the arbitration panel pursuant to Subsection (b) above, shall be submitted for decision within 30 days after the beginning of the arbitration hearing. At least 30 days before the beginning of the arbitration hearing, each party shall provide the other party and the arbitration panel with written notice of the identity of each witness (other than rebuttal witnesses) it intends to call to testify at the hearing, together with a detailed written outline of the substance of the anticipated testimony of each such witness. The arbitration panel shall not permit any witness to testify that was not so identified before the hearing and shall limit the testimony of each such witness to the matters disclosed in such outline. Subject to the foregoing, the Parties shall have the right to attend the hearing, to be represented by counsel, to present documentary evidence and witnesses, to cross-examine opposing witnesses and to subpoena witnesses. The Federal Rules of Evidence shall apply and the panel shall determine the competency, relevance, and materiality of evidence as appropriate. The panel shall recognize privileges available under applicable law. A stenographic record shall be made of the arbitration proceedings.

                (f)  Award. The panel's award shall be made by majority vote of the panel. An award in writing signed by at least two of the panel's arbitrators shall set forth the panel's findings of fact and conclusions of law. The award shall be filed with the AAA and mailed to the parties no later than 30 days after the last day of testimony at the arbitration hearing. The panel shall have authority to issue any lawful relief that is just and equitable, except consequential damages, incidental damages, indirect damages, special damages, punitive damages, lost profits, diminution in value, damage to reputation or the like. The award shall state that it dissolves and supersedes any provisional remedies entered pursuant to Subsection (g) below.

Page 58 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

                (g)  Provisional Remedies. Pending the selection of the arbitration panel, upon request of a party, the AAA may appoint a retired judge to serve as a provisional arbitrator to rule on any motion for preliminary relief. Any preliminary relief ordered by the provisional arbitrator may be immediately entered in any federal or state court having jurisdiction thereof even though the decision on the underlying dispute may still be pending. Once constituted, the arbitration panel may, upon request of a Party, issue a superseding order to modify or reverse such preliminary relief or may itself order preliminary relief pending a full hearing on the merits of the underlying dispute. Any such initial or superseding order of preliminary relief may be immediately entered in any federal or state court having jurisdiction thereof even though the decision on the underlying dispute may still be pending. Such relief may be granted by the appointed arbitrator or the arbitration panel only after notice to and opportunity to be heard by the opposing party. Such awards of preliminary relief shall be in writing and, if ordered by a panel of three arbitrators, must be signed by at least two of the panel members.

                (h)  Entry of Award by Court. The arbitration panel's arbitration award shall be final. The Parties agree and consent that judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

                (i)  Costs and Attorney's Fees. The prevailing Party shall be entitled to recover its costs and reasonable attorneys' fees, and the party losing the arbitration shall pay all expenses and fees of the AAA, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrators, and the fees, costs, and expenses of the arbitrators. The arbitration panel shall designate the prevailing party for these purposes.

     Section 13.10  Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Washington applicable to contracts made and to be performed wholly within the State of Washington, provided that federal law, including the Federal Arbitration Act, shall govern all issues concerning the validity, enforceability and interpretation of the arbitration provision set forth in Section 13.9 hereof. Any action or proceeding arising under this Agreement shall be adjudicated in Seattle, Washington.

     Section 13.11  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.

     Section 13.12  Consents Not Unreasonably Withheld. Wherever the consent or

Page 59 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT

approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld, unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

     Section 13.13  Time Is of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each party's execution of this Agreement.

     Section 13.14  Execution. This Agreement may be executed in counterpart and executed signature pages delivered by facsimile.

     Section 13.15  Third Party Beneficiaries. The Sellers of the Centralia Steam Electric Generating Plant, as the term "Sellers" is defined in the Centralia Plant Purchase and Sale Agreement and each of them are third party beneficiaries of Sections 2.3(b) and 2.3(e) of this Agreement with respect to assumption by Mine Buyer of the Assumed Liabilities, and of Section 12.4 of this Agreement with respect to the assumption by Mine Buyer of Assumed Liabilities set forth in Sections 2.3(b) and 2.3(e).

     Section 13.16  Other Form of Agreement. The Parties have previously executed another form of Centralia Mine Purchase and Sale Agreement dated May 6, 1999 (the "Other Form of Agreement"). Upon the execution of this Agreement by all of the parties hereto, the Other Form of Agreement shall have no further force or effect.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.
TECWA FUEL, INC.: By: PAUL TAYLOR Printed Name: Paul Taylor Title: Sr. V.P. of Corporate Development By: ROBERT D. HALLET Printed Name: Robert D. Hallett Title: General Counsel

Page 60 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT
Sellers: PACIFICORP By: RICHARD T. O'BRIEN Printed Name: Richard T. O'Brien Title: Executive Vice President & COO CENTRALIA MINING COMPANY By: RICHARD T. O'BRIEN Printed Name: Title:

Page 61 - CENTRALIA MINE PURCHASE AND SALE AGREEMENT